UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 18, 2003

GAYLORD ENTERTAINMENT COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-13079	73-0664379

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Gaylord Drive
Nashville, Tennessee		37214

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (615) 316-6000

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure

     During the first quarter of 2003, Gaylord Entertainment Company, a Delaware corporation (the “Company”), committed to a plan of disposal of the assets primarily used in the operations of WSM-FM and WWTN(FM) (collectively, the “Radio Operations”). On July 21, 2003, the Company, through a wholly-owned subsidiary, sold the assets primarily used in the Radio Operations to Cumulus Broadcasting, Inc. Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS 144”) requires that previously issued financial statements presented for comparative purposes be reclassified, if material, to reflect the application of the provisions of SFAS 144. Therefore, the Company is reissuing its consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 to include the reclassification of the 2002, 2001 and 2000 financial information related to the Radio Operations as discontinued operations in accordance with SFAS 144.

     The reclassifications have no effect on the Company’s reported income (loss) available to common stockholders.

SELECTED FINANCIAL DATA

The following selected historical financial data as of December 31, 2002 and 2001 and for the three years ended December 31, 2002 is derived from the Company’s audited consolidated financial statements. The selected financial data as of December 31, 2000, 1999, and 1998 and for the two years ended December 31, 1999 are derived from previously issued audited consolidated financial statements adjusted for unaudited revisions for discontinued operations. The selected financial data for the six-month periods ended June 30, 2003 and 2002 are derived from unaudited consolidated financial statements. The information in the following table should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this Form 8-K.

INCOME STATEMENT DATA:
(Amounts in thousands, except per share data)

	Six Months Ended June 30,

	2003	2002

Revenues:
Hospitality	$189,705	$160,768
Attractions	30,051	34,714
Corporate and other	94	112

Total revenues	219,850	195,594

Operating expenses:
Operating costs	128,406	129,508
Selling, general and administrative	55,320	49,454
Preopening costs (1)	3,828	6,079
Gain on sale of assets (2)	—	(10,567)
Impairment and other charges	—	—
Restructuring charges	—	50	(4)
Merger costs	—	—
Depreciation and amortization:
Hospitality	23,158	22,328
Attractions	2,636	2,830
Corporate and other	3,083	2,834

Total depreciation and amortization	28,877	27,992

Total operating expenses	216,431	202,516

Operating income (loss):
Hospitality	29,407	9,467
Attractions	(1,435)	953
Corporate and other	(20,725)	(21,780)
Preopening costs (1)	(3,828)	(6,079)
Gain on sale of assets (2)	—	10,567
Impairment and other charges	—	—
Restructuring charges	—	(50)
Merger costs	—	—

Total operating income (loss)	3,419	(6,922)
Interest expense, net of amounts capitalized	(20,663)	(24,350)
Interest income	1,031	1,077
Unrealized gain on Viacom stock, net	31,909	2,421
Unrealized gain on derivatives	(8,960)	20,138
Other gains and losses	283	(122)

Income (loss) from continuing operations before income taxes	7,019	(7,758)
Provision (benefit) for income taxes	3,098	(5,678)

Income (loss) from continuing operations	3,921	(2,080)
Gain (loss) from discontinued operations, net of taxes (3)	976	2,383
Cumulative effect of accounting change, net of taxes	—	(2,572	)(5)

Net income (loss)	$4,897	$(2,269)

Income (loss) per share:
Income (loss) from continuing operations	$0.11	$(0.06)
Income (loss) from discontinued operations	0.03	0.07
Cumulative effect of accounting change	—	(0.08)

Net income (loss)	$0.14	$(0.07)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Years Ended December 31,

	2002		2001		2000		1999		1998

Revenues:
Hospitality	$339,380		$228,712		$237,260		$239,248		$237,076
Attractions	65,600		67,064		69,283		97,839		110,452
Corporate and other	272		290		64		5,318		5,797

Total revenues	405,252		296,066		306,607		342,405		353,325

Operating expenses:
Operating costs	254,583		201,299		210,018		220,088		217,064
Selling, general and administrative	108,732		67,212		89,052		74,004		66,428
Preopening costs (1)	8,913		15,927		5,278		1,892		—
Gain on sale of assets (2)	(30,529)		—		—		—		—
Impairment and other charges	—		14,262	(6)	75,660	(6)	—		—
Restructuring charges	(17	)(4)	2,182	(4)	12,952	(4)	2,786	(4)	—
Merger costs	—		—		—		(1,741	)(9)	—
Depreciation and amortization:
Hospitality	44,924		25,593		24,447		22,828		21,390
Attractions	5,778		6,270		13,955		11,159		8,011
Corporate and other	5,778		6,542		6,257		6,870		5,262

Total depreciation and amortization	56,480		38,405		44,659		40,857		34,663

Total operating expenses	398,162		339,287		437,619		337,886		318,155

Operating income (loss):
Hospitality	25,972		34,270		45,478		43,859		47,031
Attractions	1,596		(5,010)		(44,413	)(8)	(8,183)		11,595
Corporate and other	(42,111)		(40,110)		(38,187)		(28,220)		(23,456)
Preopening costs (1)	(8,913)		(15,927)		(5,278)		(1,892)		—
Gain on sale of assets (2)	30,529		—		—		—		—
Impairment and other charges	—		(14,262	)(6)	(75,660	) (6)	—		—
Restructuring charges	17	(4)	(2,182	)(4)	(12,952	)(4)	(2,786	)(4)	—
Merger costs	—		—		—		1,741	(9)	—

Total operating income (loss)	7,090		(43,221)		(131,012)		4,519		35,170
Interest expense, net of amounts capitalized	(46,960)		(39,365)		(30,307)		(15,047)		(28,742)
Interest income	2,808		5,554		4,046		5,922		25,067
Unrealized gain on Viacom stock, net	(37,300)		782		—		—		—
Unrealized gain on derivatives	86,476		54,282		—		—		—
Other gains and losses	1,163		2,661		(3,514)		586,371	(10)(11)	19,351	(11)(12)

Income (loss) from continuing operations before income taxes	13,277		(19,307)		(160,787)		581,765		50,846
Provision (benefit) for income taxes	1,318		(9,142)		(52,331)		172,831		19,866

Income (loss) from continuing operations	11,959		(10,165)		(108,456)		408,934		30,980
Gain (loss) from discontinued operations, net of taxes (3)	85,757		(48,833)		(47,600)		(15,280)		(1,359)
Cumulative effect of accounting change, net of taxes	(2,572	)(5)	11,202	(7)	—		—		—

Net income (loss)	$95,144		$(47,796)		$(156,056)		$393,654		$29,621

Income (loss) per share:
Income (loss) from continuing operations	$0.36		$(0.30)		$(3.25)		$12.42		$0.94
Income (loss) from discontinued operations	2.54		(1.45)		(1.42)		(0.46)		(0.04)
Cumulative effect of accounting change	(0.08)		0.33		—		—		—

Net income (loss)	$2.82		$(1.42)		$(4.67)		$11.96		$0.90

	Six Months Ended June 30,

	2003	2002

Income (loss) per share-assuming dilution:
Income (loss) from continuing operations	$0.11	$(0.06)
Income (loss) from discontinued operations	0.03	0.07
Cumulative effect of accounting change	—	(0.08)

Net income (loss)	$0.14	$(0.07)

Dividends per share	$—	$—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Years Ended December 31,

	2002	2001	2000	1999	1998

Income (loss) per share-assuming dilution:
Income (loss) from continuing operations	$0.36	$(0.30)	$(3.25)	$12.31	$0.93
Income (loss) from discontinued operations	2.54	(1.45)	(1.42)	(0.46)	(0.04)
Cumulative effect of accounting change	(0.08)	0.33	—	—	—

Net income (loss)	$2.82	$(1.42)	$(4.67)	$11.85	$0.89

Dividends per share	$—	$—	$—	$0.80	$0.65

BALANCE SHEET DATA:

	As of June 30,

	2003		2002

Total assets	$2,332,517		$2,128,067
Total debt	470,732	(13)	403,223	(13)
Secured forward exchange contract	613,054	(10)	613,054	(10)
Total stockholders’ equity	794,556		696,736

[Additional columns below]

[Continued from above table, first column(s) repeated]

	As of December 31,

	2002		2001		2000		1999		1998

Total assets	$2,192,196	(10)	$2,177,644	(10)	$1,930,805	(10)	$1,741,215		$1,012,624
Total debt	340,638	(13)	468,997	(13)	175,500		297,500		261,328
Secured forward exchange contract	613,054	(10)	613,054	(10)	613,054	(10)	—		—
Total stockholders’ equity	787,579		696,988		765,937		1,007,149	(7)	523,587

(1)	Preopening costs are related to the Company’s Gaylord Palms Resort and Convention Center hotel in Kissimmee, Florida and its new Gaylord hotel under construction in Grapevine, Texas. Gaylord Palms opened in January 2002 and the Texas hotel is anticipated to open in April 2004.

(2)	During 2002, the Company sold its one-third interest in the Opry Mills Shopping Center in Nashville, Tennessee and the related land lease interest between the Company and the Mills Corporation.

(3)	In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. In accordance with the provisions of SFAS No. 144, the Company has presented the operating results and financial position of the following businesses as discontinued operations: WSM-FM and WWTN (the “Radio Operations”), Acuff-Rose Music, OKC Redhawks, Word Entertainment; GET Management, the Company’s artist management business; the Company’s international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company (“OPUBCO”) in 2001 consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis.

(4)	Related primarily to employee severance and contract termination costs.

(5)	Reflects the cumulative effect of the change in accounting method related to adopting the provisions of SFAS No. 142. The Company recorded an impairment loss related to impairment of the goodwill of the Radisson Hotel at Opryland. The impairment loss was $4.2 million, less taxes of approximately $1.6 million.

(6)	Reflects the divestiture of certain businesses and reduction in the carrying values of certain assets.

(7)	Reflects the cumulative effect of the change in accounting method related to recording the derivatives associated with the secured forward exchange contract at fair value as of January 1, 2001, of $18.3 million less a related tax provision of $7.1 million.

(8)	Includes operating losses of $27.5 million related to Gaylord Digital, the Company’s Internet initiative, and operating losses of $6.1 million related to country record label development, both of which were closed during 2000.

(9)	The merger costs relate to the reversal of merger costs associated with the October 1, 1997 merger when TNN and CMT were acquired by CBS.

(10)	Includes a pretax gain of $459.3 million on the divestiture of television station KTVT in Dallas-Ft. Worth in exchange for CBS Series B preferred stock (which was later converted into 11,003,000 shares of Viacom, Inc. Class B common stock), $4.2 million of cash, and other consideration. The CBS Series B preferred stock was included in total assets at its market value of $648.4 million at December 31, 1999. The Viacom, Inc. Class B common stock was included in total assets at its market values of $448.5 million, $485.8 million and $514.4 million at December 31, 2002, 2001 and 2000, respectively, and $480.4 million and $488.2 million at June 30, 2003 and 2002, respectively. During 2000, the Company entered into a seven-year forward exchange contract for a notional amount of $613.1 million with respect to 10,937,900 shares of the Viacom, Inc. Class B common stock. Prepaid interest related to the secured forward exchange contract of $118.1 million, $145.0 million and $171.9 million was included in total assets at December 31, 2002, 2001 and 2000, respectively, and $104.8 million and $131.6 million was included in total assets at June 30, 2003 and 2002, respectively.

(11)	In 1995, the Company sold its cable television systems. Net proceeds were $198.8 million in cash and a note receivable with a face amount of $165.7 million, which was recorded at $150.7 million, net of a $15.0 million discount. As part of the sale transaction, the Company also received contractual equity participation rights (the “Rights”) equal to 15% of the net distributable proceeds from future asset sales. During 1998, the Company collected the full amount of the note receivable and recorded a pretax gain of $15.0 million related to the note receivable discount. During 1999, the Company received cash and recognized a pretax gain of $129.9 million representing the value of the Rights. The proceeds from the note receivable prepayment and the Rights were used to reduce outstanding bank indebtedness.

(12)	Includes a pretax gain of $16.1 million on the sale of the Company’s investment in the Texas Rangers Baseball Club, Ltd. and a pretax gain totaling $8.5 million primarily related to the settlement of contingencies from the sales of television stations KHTV in Houston and KSTW in Seattle.

(13)	Related primarily to the construction of the Company’s Gaylord Palms Resort and Convention Center hotel in Kissimmee, Florida and its new Gaylord hotel development in Grapevine, Texas.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Gaylord Entertainment Company (the “Company”) is a diversified hospitality and entertainment company operating, through its subsidiaries, principally in three business segments: hospitality; attractions; and corporate and other. During 2003, the Company restated its reportable segments for all periods presented based upon the sale of WSM-FM and WWTN(FM), new management and an internal realignment of operational responsibilities. The Company is managed using the three business segments described above. Due to management’s decision during 2003 and 2002 to pursue plans to dispose of certain businesses, those businesses have been presented as discontinued operations as described in more detail below.

CONSTRUCTION COMMITMENTS

Additional long-term financing is required to fund the Company’s construction commitments related to its hotel development projects and to fund its overall anticipated operating losses in 2003. As of December 31, 2002, the Company had $98.6 million in unrestricted cash in addition to the net cash flows from certain operations to fund its cash requirements including the Company’s 2003 construction commitments related to its hotel construction projects. These resources are not adequate to fund all of the Company’s 2003 construction commitments.

During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Loans are secured by the Gaylord Palms assets and the Gaylord Texas Hotel. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the second quarter of 2003, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million (see Note 12 to the consolidated financial statements) and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Texas hotel. The provisions of the 2003 Loans contain covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions.

CRITICAL ACCOUNTING POLICIES

Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Accounting estimates are an integral part of the preparation of the consolidated financial statements and the financial reporting process and are based upon current judgments. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Certain accounting estimates are particularly sensitive because of their complexity and the possibility that future events affecting them may differ materially from the Company’s current judgments and estimates.

This listing of critical accounting policies is not intended to be a comprehensive list of all of the Company’s accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment regarding accounting policy. The Company believes that of its significant accounting policies, as discussed in Note 1 to the consolidated financial statements, the following may involve a higher degree of judgment and complexity.

Revenue Recognition

The Company recognizes revenue from its rooms as earned on the close of business each day. Revenues from concessions and food and beverage sales are recognized at the time of the sale. The Company recognizes revenues from the attractions segment when services are provided or goods are shipped, as applicable. Provision for returns and other adjustments are provided for in the same period the revenues are recognized. The Company defers revenues related to deposits on advance room bookings and advance ticket sales at the Company’s tourism properties until such amounts are earned.

Impairment of Long-Lived Assets and Goodwill

In accounting for the Company’s long-lived assets other than goodwill, the Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company adopted the provisions of SFAS No. 144 during 2001 with an effective date of January 1, 2001. The Company previously accounted for goodwill using SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of”. In June 2001, SFAS No. 142, “Goodwill and Other Intangible Assets”, was issued. SFAS No. 142 is effective January 1, 2002. Under SFAS No. 142, goodwill and other intangible assets with indefinite useful lives will not be amortized but will be tested for impairment at least annually and whenever events or circumstances occur indicating that these intangibles may be impaired. The determination and measurement of an impairment loss under these accounting standards require the significant use of judgment and estimates. The determination of fair value of these assets and the timing of an impairment charge are two critical components of recognizing an asset impairment charge that are subject to the significant use of judgment and estimation. Future events may indicate differences from these judgments and estimates.

Restructuring Charges

The Company has recognized restructuring charges in accordance with Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)”, in its consolidated financial statements. Restructuring charges are based upon certain estimates of liabilities related to costs to exit an activity. Liability estimates may change as a result of future events, including negotiation of reductions in contract termination liabilities and expiration of outplacement agreements.

Derivative Financial Instruments

The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of certain owned marketable securities. The Company records derivatives in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which was subsequently amended by SFAS No. 138. SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting. The measurement of the derivative’s fair value requires the use of estimates and assumptions. Changes in these estimates or assumptions could materially impact the determination of the fair value of the derivatives.

ASSESSMENT OF STRATEGIC ALTERNATIVES

As part of the Company’s ongoing assessment and streamlining of operations, the Company identified certain duplication of duties during 2002 within divisions and realized the need to streamline those tasks and duties. Related to this assessment, the Company adopted a plan of restructuring during 2002 as discussed in Results of Operations.

In 2001, the Company named a new chairman and a new chief executive officer, and had numerous changes in senior management, primarily because of certain 2000 events discussed below. During 2001, the new management team instituted a corporate reorganization, re-evaluated the Company’s businesses and other investments and employed certain cost savings initiatives (the “2001 Strategic Assessment”). As a result of the 2001 Strategic Assessment, the Company recorded impairment and other charges and restructuring charges as discussed in Results of Operations.

During 2000, the Company experienced a significant number of departures from its senior management, including the Company’s president and chief executive officer. In addition, the Company continued to produce weaker than anticipated operating results during 2000 while attempting to fund its capital requirements related to its hotel construction project in Florida and hotel development activities in Texas. As a result of these factors, during 2000, the Company assessed its strategic alternatives related to its operations and capital requirements and developed a strategic plan designed to refocus the Company’s operations, reduce its operating losses and reduce its negative cash flows (the “2000 Strategic Assessment”). As a result of the 2000 Strategic Assessment, the Company sold or ceased operations of several businesses and recorded impairment and other charges and restructuring charges as discussed in Results of Operations.

TERRORIST ATTACKS

As a result of the September 11, 2001 terrorist attacks and a slowdown in the U.S. economy, the hospitality industry has experienced occupancy rates that were significantly lower than those experienced in the first eight months of 2001 and during 2000 due to decreased tourism and travel activity. Although the Company experienced a slight increase of occupancy, average daily rate and revenue per available room in the fourth quarter of 2002 over fourth quarter of 2001, there is no guarantee that this increase will continue. The September 11 terrorist attacks were dramatic in scope and in their impact on the hospitality industry and it is currently not possible to accurately predict if and when travel patterns will be restored to pre-September 11 levels.

DISCONTINUED OPERATIONS

In August 2001, the FASB issued SFAS No. 144, which superseded SFAS No. 121 and the accounting and reporting provisions for the disposal of a segment of a business of APB Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”. SFAS No. 144 retains the requirements of SFAS No. 121 for the recognition and measurement of an impairment loss and broadens the presentation of discontinued operations to include a component of an entity (rather than a segment of a business).

In accordance with the provisions of SFAS No. 144, the Company has presented the operating results, financial position and cash flows of the following businesses as discontinued operations in the accompanying consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years ended December 31, 2002: WSM-FM and WWTN(FM) (the “Radio Operations”); Word Entertainment (“Word”), the Company’s contemporary Christian music business; the Acuff-Rose Music Publishing catalog entity; GET Management, the Company’s artist management business which was sold during 2001; the Company’s ownership interest in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma; the Company’s international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company (“OPUBCO”) in 2001 consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis sold in 2001.

DERIVATIVES

The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of certain owned marketable securities. Effective January 1, 2001, the Company records derivatives in accordance with SFAS No. 133, as amended. SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. Changes in the fair value of those instruments will be reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for treatment as cash flow hedges in accordance with the provisions of SFAS No. 133. During 2000, the Company entered into a seven-year secured forward exchange contract with respect to 10,937,900 shares of its Viacom, Inc. (“Viacom”) stock investment acquired, indirectly, as a result of the divestiture of television station KTVT in Dallas-Fort Worth as discussed below. Under SFAS No. 133, components of the secured forward exchange contract are considered derivatives. The adoption of SFAS No. 133 has had a material impact on the Company’s results of operations and financial position.

During 2001, the Company entered into three contracts to cap its interest rate risk exposure on its long-term debt. Two of the contracts cap the Company’s exposure to one-month LIBOR rates on up to $375.0 million of outstanding indebtedness at 7.5%. Another interest rate cap, which caps the Company’s exposure on one-month Eurodollar rates on up to $100.0 million of outstanding indebtedness at 6.625%, expired in October 2002. These interest rate caps qualify for hedge accounting and changes in the values of these caps are recorded as other comprehensive income and losses in the consolidated statements of stockholders’ equity.

GAYLORD PALMS

The Company’s Gaylord Palms Resort and Convention Center (“Gaylord Palms”) in Kissimmee, Florida commenced operations in January 2002. The Company recorded $4.5 million and $12.2 million of preopening expenses during 2002 and 2001, respectively.

GAYLORD OPRYLAND TEXAS

The Company’s hotel in Texas, which is currently under construction and is expected to open in April of 2004, recorded $4.0 million and $3.1 million of preopening expenses during 2002 and 2001, respectively. The Company expects increases in preopening costs related to the Texas hotel until its completion.

DIVESTITURE OF KTVT

In October 1999, CBS Corporation (“CBS”) acquired KTVT from the Company in exchange for $485.0 million of CBS Series B convertible preferred stock, $4.2 million of cash and other consideration. The Company recorded a pretax gain of $459.3 million, which is included in other gains and losses in the consolidated statements of operations, based upon the disposal of the net assets of KTVT of $29.9 million, including related selling costs. CBS merged with Viacom in May 2000, resulting in the conversion of CBS convertible preferred stock into Viacom stock.

SUBSEQUENT EVENTS

The Company has revised its reportable segments during the first quarter of 2003 due to the Company’s decision to dispose of WSM-FM and WWTN(FM). During the first quarter of 2003, the Company committed to a plan of disposal of the Radio Operations. Subsequent to committing to a plan of disposal during the first quarter, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus Broadcasting, Inc. (“Cumulus”) in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million. At the time of the sale, net proceeds of approximately $50 million were placed in an escrow account for completion of the Texas hotel. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

As announced on August 5, 2003, the Company has entered into a definitive Agreement and Plan of Merger to acquire ResortQuest International, Inc (“ResortQuest”) in a tax-free stock-for-stock merger. ResortQuest, which is based in Destin, Florida, is the largest vacation rental property manager in the United States. ResortQuest will continue to operate as a separate brand led by its existing senior management team. Under the terms of the definitive merger agreement, the

ResortQuest stockholders will receive 0.275 shares of Gaylord common stock for each outstanding share of ResortQuest common stock. ResortQuest will become a wholly-owned subsidiary of the Company and ResortQuest stockholders will own approximately 14% of the outstanding shares of the Company after the merger. The acquisition is expected to close in early 2004, and is subject to regulatory review, approval by ResortQuest’s lenders, approval by the respective stockholders of both the Company and ResortQuest and certain other customary conditions.

As part of this transaction and during the period prior to closing, the Company and ResortQuest entered into a subordinated loan and reimbursement agreement pursuant to which the Company agreed to provide ResortQuest with a non-revolving line of credit of up to $10.0 million. This line of credit, which will bear interest at 10.5% per annum, is unsecured and subordinated to ResortQuest’s senior notes and credit facility and will be used by ResortQuest for general working capital purposes. The Company also provided an unconditional and irrevocable letter of credit in the amount of $5.0 million to ResortQuest’s former credit card processor on behalf of ResortQuest. Any amounts drawn on the letter of credit by the processor are automatically deemed advances to ResortQuest by the Company under the terms and conditions of the subordinated loan and reimbursement agreement. As a result, amounts owed to the Company by ResortQuest may be as much as $15.0 million, $10.0 million under the line of credit and $5.0 million as a result of draws on the letter of credit. In addition, pursuant to the merger agreement, the merger is conditioned on the payment of ResortQuest’s indebtedness under its credit facility. ResortQuest was also required, as a result of entering into the merger agreement, to offer to repurchase its senior notes. Accordingly, the Company expects to retire the indebtedness of ResortQuest under its credit facility and senior notes in connection with consummation of the merger by incurring additional debt financing. As of June 30, 2003, ResortQuest’s indebtedness was $20.5 million under its credit facility and $50 million under its senior notes.

Gaylord is a party to the lawsuit styled Nashville Hockey Club Limited Partnership v. Gaylord Entertainment Company, Case No. 03-1474, now pending in the Chancery Court for Davidson County, Tennessee. In its complaint for breach of contract, Nashville Hockey Club Limited Partnership alleges that Gaylord failed to honor its payment obligation under a Naming Rights Agreement for the multi-purpose arena in Nashville known as the Gaylord Entertainment Center. Specifically, Plaintiff alleges that Gaylord failed to make a semi-annual payment to Plaintiff in the amount of $1,186,565.50 when due on January 1, 2003. Gaylord contends that it made the payment due under the Naming Rights Agreement by way of set off against obligations owed by Plaintiff to CCK Holdings, LLC (“CCK”) (a wholly-owned consolidated subsidiary of the Company) under a “put option” CCK exercised pursuant to the Partnership Agreement between CCK and Plaintiff. CCK has assigned the proceeds of its put option to Gaylord. Gaylord is vigorously contesting this case by filing an answer and counterclaim denying any liability to Plaintiff, specifically alleging that all payments due to Plaintiff under the Naming Rights Agreement have been paid in full and asserting a counterclaim for amounts owing on the put option under the Partnership Agreement. Gaylord will continue to vigorously assert its rights in this litigation. The case has not progressed beyond the initial pleading stage. No discovery has yet been taken.

As discussed in the Company’s Annual Report on Form 10-K filed with the SEC in March 2003, the Company restated its historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to the Company’s income tax accrual and the manner in which the Company accounted for its investment in the Nashville Predators. The Company has been advised by the Securities and Exchange Commission (the “SEC”) Staff that it is conducting a formal investigation into the financial results and transactions that were the subject of the restatement by the Company. The Company has been cooperating with the SEC staff and intends to continue to do so. Although the Company cannot predict the ultimate outcome of the investigation, the Company does not currently believe that the investigation will have a material adverse effect on the Company’s financial condition or results of operations.

RESULTS OF OPERATIONS

The following table contains selected results of operations data for each of the three years ended December 31, 2002, 2001 and 2000 (amounts in thousands). The table also shows the percentage relationships to total revenues and, in the case of segment operating income, its relationship to segment revenues.

	2002	%	2001	%	2000	%

REVENUES:
Hospitality	$339,380	84.0	$228,712	77.3	$237,260	77.4
Attractions	65,600	15.9	67,064	22.6	69,283	22.6
Corporate and other	272	0.1	290	0.1	64	—

Total revenues	405,252	100.0	296,066	100.0	306,607	100.0

OPERATING EXPENSES:
Operating costs	254,583	62.8	201,299	68.0	210,018	68.5
Selling, general and administrative	108,732	26.9	67,212	22.7	89,052	29.0
Preopening costs	8,913	2.2	15,927	5.4	5,278	1.7
Gain on sale of assets	(30,529)	(7.6)	—	—	—	—
Impairment and other charges	—	—	14,262	4.8	75,660	24.7
Restructuring charges	(17)	—	2,182	0.7	12,952	4.2
Depreciation and amortization:
Hospitality	44,924		25,593		24,447
Attractions	5,778		6,270		13,955
Corporate and other	5,778		6,542		6,257

Total depreciation and amortization	56,480	14.0	38,405	13.0	44,659	14.6

Total operating expenses	398,162	98.3	339,287	114.6	437,619	142.7

OPERATING INCOME (LOSS):
Hospitality	25,972	7.7	34,270	15.0	45,478	19.2
Attractions	1,596	2.5	(5,010)	(7.5)	(44,413)	(64.1)
Corporate and other	(42,111)	—	(40,110)	—	(38,187)	—
Preopening costs	(8,913)	—	(15,927)	—	(5,278)	—
Gain on sale of assets	30,529	—	—	—	—	—
Impairment and other charges	—	—	(14,262)	—	(75,660)	—
Restructuring charges	17	—	(2,182)	—	(12,952)	—

Total operating income (loss)	7,090	1.7	(43,221)	(14.6)	(131,012)	(42.7)
Interest expense, net of amounts capitalized	(46,960)	—	(39,365)	—	(30,307)	—
Interest income	2,808	—	5,554	—	4,046	—
Unrealized gain on Viacom stock and derivatives, net	49,176	—	55,064	—	—	—
Other gains and (losses), net	1,163	—	2,661	—	(3,514)	—
(Provision) benefit for income taxes	(1,318)	—	9,142	—	52,331	—
Gain (loss) on discontinued operations, net	85,757	—	(48,833)	—	(47,600)	—
Cumulative effect of accounting change, net	(2,572)	—	11,202	—	—	—

Net income (loss)	$95,144	—	$(47,796)	—	$(156,056)	—

The Company considers Revenue per Available Room (RevPAR) to be a meaningful indicator of our hospitality segment performance because it measures the period over period change in room revenues. The Company calculates RevPAR by dividing room sales for comparable properties by room nights available to guests for the period. RevPAR is not comparable to similarly titled measures such as revenues. Occupancy, average daily rate and RevPAR for the Gaylord Opryland Resort and Convention Center (“Gaylord Opryland”) and the Gaylord Palms Resort and Convention Center (“Gaylord Palms”), subsequent to its January 2002 opening, are shown in the following table.

	2002	2001	2000

Gaylord Opryland Resort
Occupancy	68.59%	70.30%	75.85%
Average Daily Rate	$142.58	$140.33	$140.03
RevPAR	$97.80	$98.65	$106.22
Gaylord Palms
Occupancy	64.85%	—	—
Average Daily Rate	$168.65	—	—
RevPAR	$109.37	—	—

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

REVENUES

Total revenues increased $109.2 million, or 36.9%, to $405.3 million in 2002. As discussed below, the increase is primarily due to the opening of Gaylord Palms in January 2002.

Revenues in the hospitality segment increased $110.7 million, or 48.4%, to $339.4 million in 2002. Revenues of the Gaylord Palms, subsequent to the January 2002 opening, were $126.5 million. The increase in revenues of the Gaylord Palms was partially offset by a decrease in revenues of Gaylord Opryland of $15.8 million, to $206.1 million, in 2002. This decrease was primarily attributable to the impact of a softer economy and decreased occupancy levels in the weeks following the September 11, 2001 terrorist attacks. The decrease in revenue of the Gaylord Opryland was also partially attributable to the annual rotation of convention business among different markets that is common in the meeting and convention industry.

Revenues in the attractions segment decreased $1.5 million, or 2.2%, to $65.6 million in 2002. Revenues from Corporate Magic, a company specializing in the production of creative events in the corporate entertainment marketplace, decreased $5.1 million, to $18.7 million, primarily due to reduced spending by corporate customers as a result of the downturn in the economy. The decrease in revenue of Corporate Magic was partially offset by an increase in revenues of the Grand Ole Opry of $2.5 million, to $15.9 million in 2002. The Grand Ole Opry revenue increase is due to an increase in popular performers appearing on the Grand Ole Opry.

Revenues in the corporate and other segment remained constant at $0.3 million.

OPERATING EXPENSES

Total operating expenses increased $58.9 million, or 17.4%, to $398.2 million in 2002. Operating costs, as a percentage of revenues, decreased to 62.8% during 2002 as compared to 68.0% during 2001. Selling, general and administrative expenses, as a percentage of revenues, increased to 26.9% during 2002 as compared to 22.7% in 2001. Excluding the gain on sale of assets, the impairment and other charges and restructuring charges from both periods, total operating expenses increased $105.9 million, or 32.8%, to $428.7 million in 2002.

Total operating costs consist of direct costs associated with the daily operations of the Company’s core assets, primarily the room, food and beverage and convention costs in the hospitality segment. Operating costs also include the direct costs associated with the operations of all of the Company’s business units. Total operating costs increased $53.3 million, or 26.5%, to $254.6 million in 2002.

Operating costs in the hospitality segment increased $68.6 million, or 49.0%, to $208.5 million in 2002 primarily as a result of the opening of the Gaylord Palms. Operating costs of the Gaylord Palms, subsequent to the January 2002 opening, was $79.0 million. The increase of operating costs generated by the opening of the Gaylord Palms was partially offset by a decrease in operating costs of the Gaylord Opryland of $7.3 million, to $135.7 million, in 2002. The decrease in operating costs at Gaylord Opryland is associated with lower revenues and reduced occupancy.

Operating costs in the attractions segment decreased $11.2 million, or 22.0%, to $39.5 million in 2002. The operating costs of Corporate Magic decreased $7.6 million, to $13.2 million in 2002 as compared to 2001 primarily due to the lower revenue and certain cost saving measures taken by the Company during 2002. The operating costs of the Grand Ole Opry and the General Jackson, the Company’s entertainment showboat, decreased $1.0 million in 2002 due to cost saving measures.

The operating costs in the corporate and other segment decreased $4.1 million, or 38.4%, to $6.6 million in 2002 as compared to 2001 due to the elimination of unnecessary management levels and overhead at the hotels identified in the 2001 reorganization.

Selling, general and administrative expenses consist of administrative and overhead costs. Selling, general and administrative expenses increased $41.5 million, or 61.8%, to $108.7 million in 2002.

Selling, general and administrative expenses in the hospitality segment increased $31.1 million, or 107.2%, to $60.0 million in 2002. The increase is primarily attributable to the opening of Gaylord Palms in January 2002. Selling, general and administrative expenses for Gaylord Palms subsequent to its January 2002 opening was $29.3 million. Selling, general and administrative expenses at Gaylord Opryland increased $2.3 million, to $29.9 million in 2002 primarily due to an increase in advertising to promote the special events held at the resort.

Selling, general and administrative expenses in the attractions segment increased $3.6 million, or 23.7%, to $18.7 million in 2002. Selling, general and administrative expenses increased $1.4 million, to $1.9 million, at the General Jackson due to increased labor costs associated with additional revenue and increased management support during 2002. Also, selling, general and administrative expenses increased $1.3 million, to $5.5 million, at the Grand Ole Opry associated with the increase in revenue.

Corporate selling, general and administrative expenses, consisting primarily of the naming rights agreement, senior management salaries and benefits, legal, human resources, accounting, pension and other administrative costs increased $6.9 million, or 29.8%, to $30.0 million during 2002. Effective December 31, 2001, the Company amended its retirement plans and its retirement savings plan. As a result of these amendments, the retirement cash balance benefit was frozen and the policy related to future Company contributions to the retirement savings plan was changed. The Company recorded a pretax charge of $5.7 million in 2002 related to the write-off of unamortized prior service cost in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and related interpretations, which is included in selling, general and administrative expenses. In addition, the Company amended the eligibility requirements of its postretirement benefit plans effective December 31, 2001. In connection with the amendment and curtailment of the plans and in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, and related interpretations, the Company recorded a gain of $2.1 million which is reflected as a reduction in corporate and other selling, general and administrative expenses in 2002. These nonrecurring gains and losses were recorded in the corporate and other segment and were not allocated to the Company’s other operating segments. Other increases in corporate, selling, general and administrative expenses can be attributed to increased personnel costs related to new corporate departments that did not exist last year, new management personnel in other corporate departments, and increased corporate marketing expenses as compared to the same period in 2001.

Preopening costs decreased $7.0 million, or 44.0%, to $8.9 million in 2002 related to the Company’s hotel development activities. The decrease in preopening costs is due to the opening of the Gaylord Palms in January of 2002. Gaylord Palms preopening costs decreased $8.4 million, to $4.5 million in 2002 as compared to 2001. This decrease was partially offset by an increase in preopening costs related to the hotel development in Texas. Preopening costs related to the Texas hotel were $4.0 million in 2002, as compared to $3.1 million in 2001. The Texas hotel is scheduled to open in April, 2004. In accordance with AICPA SOP 98-5, “Reporting on the Costs of Start-Up Activities”, the Company expenses the costs associated with start-up activities and organization costs as incurred.

GAIN ON SALE OF ASSETS

During 1998, the Company entered into a partnership with The Mills Corporation to develop the Opry Mills Shopping Center in Nashville, Tennessee. The Company held a one-third interest in the partnership as well as the title to the land on which the shopping center was constructed, which was being leased to the partnership. During the second quarter of 2002, the Company sold its partnership share to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate”, and other applicable pronouncements, the Company deferred approximately $20.0 million of the gain representing the estimated fair value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized the remainder of the proceeds, net of certain transaction costs, as a gain of approximately $10.6 million during the second quarter of 2002. During the third quarter of 2002, the Company sold its interest in the land lease to an affiliate of the Mills Corporation and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

IMPAIRMENT AND OTHER CHARGES

The Company recognized pretax impairment and other charges as a result of the 2001 Strategic Assessment. The components of these charges for the year ended December 31 are as follows (amounts in thousands):

2001

Programming, film and other content	$6,858
Technology investments	4,576
Property and equipment	2,828

Total impairment and other charges	$14,262

The Company began production of an IMAX movie during 2000 to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an impairment charge of $6.9 million. At December 31, 2000, the Company held a minority investment in a technology start-up business. During 2001, the unfavorable environment for technology businesses created difficulty for this business to obtain adequate capital to execute its business plan and, subsequently, the Company was notified that this technology business had been unsuccessful in arranging financing, resulting in an impairment charge of $4.6 million. The Company also recorded an impairment charge related to idle real estate of $2.0 million during 2001 based upon an assessment of the value of the property. The Company sold this idle real estate during the second quarter of 2002. Proceeds from the sale approximated the carrying value of the property. In addition, the Company recorded an impairment charge for other idle property and equipment totaling $0.8 million during 2001 primarily due to the consolidation of offices resulting from personnel reductions.

RESTRUCTURING CHARGES

2002 Restructuring Charge

As part of the Company’s ongoing assessment of operations, the Company identified certain duplication of duties within divisions and realized the need to streamline those tasks and duties. Related to this assessment, during the second quarter of 2002, the Company adopted a plan of restructuring resulting in a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits unrelated to discontinued operations. Also during 2002, the Company reversed approximately $1.1 million of the 2001 restructuring charge. The 2002 restructuring charges were recorded in accordance with EITF No. 94-3. As of December 31, 2002, the Company has recorded cash payments of $1.1 million against the 2002 restructuring accrual. During the fourth quarter of 2002, the outplacement agreements expired related to the 2002 restructuring charge. Therefore, the Company reversed the remaining $67,000. There was no remaining balance of the 2002 restructuring accrual at December 31, 2002.

2001 Restructuring Charge

During 2001, the Company recognized pretax restructuring charges from continuing operations of $5.8 million related to streamlining operations and reducing layers of management. The Company recognized additional pretax restructuring charges from discontinued operations of $3.0 million in 2001. These restructuring charges were recorded in accordance with EITF No. 94-3. The restructuring costs from continuing operations consist of $4.7 million related to severance and other employee benefits and $1.1 million related to contract termination costs, offset by the reversal of restructuring charges recorded in 2000 of $3.7 million primarily related to negotiated reductions in certain contract termination costs. The restructuring costs from discontinued operations consist of $1.6 million related to severance and other employee benefits and $1.8 million related to contract termination costs offset by the reversal of restructuring charges recorded in 2000 of $0.4 million. The 2001 restructuring charges primarily resulted from the Company’s strategic decisions to exit certain businesses and reduce corporate overhead and administrative costs. The 2001 restructuring plan resulted in the termination or notification of pending termination of approximately 150 employees. As of December 31, 2002, the Company has recorded cash payments of $4.4 million against the 2001 restructuring accrual, all of which related to continuing operations. The remaining balance of the 2001 restructuring accrual related to continuing operations at December 31, 2002 of $0.4 million is included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company expects the remaining balances of the restructuring accruals for both continuing and discontinued operations to be paid in 2003.

DEPRECIATION EXPENSE

Depreciation expense increased $18.0 million, or 51.7%, to $52.7 million in 2002. The increase during 2002 is primarily attributable to the opening of Gaylord Palms in January 2002. Depreciation expense of Gaylord Palms was $18.6 million subsequent to the January 2002 opening.

AMORTIZATION EXPENSE

Amortization expense increased slightly, by $0.1 million in 2002. Amortization of software increased $0.9 million during 2002 primarily at Gaylord Opryland, Gaylord Palms and the corporate and other segment. This increase was partially offset by the adoption of SFAS No. 142 on January 1, 2002, under the provisions of which the Company no longer amortizes goodwill. Amortization of goodwill for continuing operations for 2001 was $0.7 million.

OPERATING INCOME (LOSS)

Total operating loss decreased $50.3 million to an operating income of $7.1 million during 2002. Hospitality segment operating income decreased $8.3 million to $26.0 million in 2002 primarily as a result of decreased operating income of Gaylord Opryland. The operating loss of the attractions segment decreased $6.6 million to an operating income of $1.6 million in 2002 primarily as a result of increased operating income of Corporate Magic and the Grand Ole Opry. The operating loss of the corporate and other segment increased $2.0 million to an operating loss of $42.1 million in 2002 primarily because of the net change in the Company’s pension plans.

INTEREST EXPENSE

Interest expense increased $7.6 million, or 19.3%, to $47.0 million in 2002, net of capitalized interest of $6.8 million. The increase in interest expense is primarily due to ceasing of interest capitalization in January 2002 because of the opening of the Gaylord Palms. Capitalized interest related to the Gaylord Palms hotel was $0.4 million during 2002 before its opening and was $16.4 million during 2001. The absence of capitalized interest related to Gaylord Palms was partially offset by an increase of $4.0 million of capitalized interest related to the Texas hotel. Interest expense related to the amortization of prepaid costs and interest of the secured forward exchange contract was $26.9 million during 2002 and 2001.

Excluding capitalized interest from each period, interest expense decreased $4.4 million in 2002 due to the lower average borrowing levels and lower weighted average interest rates during 2002. The Company’s weighted average interest rate on its borrowings, including the interest expense associated with the secured forward exchange contract, was 5.3% in 2002 as compared to 6.3% in 2001 as compared to 6.6% in 2000.

During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Loans are secured by the Gaylord Palms assets and the Gaylord Texas Hotel. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the second quarter, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Texas hotel. The provisions of the 2003 Loans contain covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions.

INTEREST INCOME

Interest income decreased $2.7 million, or 49.4%, to $2.8 million in 2002. The decrease in 2002 primarily relates to a decrease in average invested cash balances in 2002 as compared to 2001.

UNREALIZED GAIN (LOSS) ON VIACOM STOCK AND DERIVATIVES

During 2000, the Company entered into a seven-year secured forward exchange contract with respect to 10.9 million shares of its Viacom stock investment. Effective January 1, 2001, the Company adopted the provisions of SFAS No. 133, as amended. Components of the secured forward exchange contract are considered derivatives as defined by SFAS No. 133.

In connection with the adoption of SFAS No. 133, the Company recorded a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract at fair value as of January 1, 2001, as discussed below. For the year ended December 31, 2002, the Company recorded net pretax gains of $86.5 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. For the year ended December 31, 2002, the Company recorded net pretax losses of $37.3 million related to the decrease in fair value of the Viacom Stock. For the year ended December 31, 2001, the Company recorded net pretax gains of $54.3 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. Additionally, the Company recorded a nonrecurring pretax gain of $29.4 million on January 1, 2001, related to reclassifying its investment in Viacom stock from available-for-sale to trading as permitted by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. For the year ended December 31, 2001, the Company recorded net pretax losses of $28.6 million related to the decrease in fair value of the Viacom stock subsequent to January 1, 2001.

OTHER GAINS AND LOSSES

Other gains and losses decreased $1.5 million, or 56.3%, to $1.2 million in 2002. During 2001, the indemnification period ended related to the sale of KTVT and the Company recognized a $4.1 million gain.

INCOME TAXES

The Company’s provision for income taxes was $1.3 million in 2002 compared to an income tax benefit of $9.1 million in 2001.

DISCONTINUED OPERATIONS

The Company has reflected the following businesses as discontinued operations, consistent with the provisions of SFAS No. 144. The results of operations, net of taxes (prior to their disposal where applicable) and the estimated fair value of the assets and liabilities of these businesses have been reflected in the Company’s consolidated financial statements as discontinued operations in accordance with SFAS No. 144 for all periods presented.

WSM-FM and WWTN(FM)

During the first quarter of 2003, the Company committed to a plan of disposal of WSM-FM and WWTN(FM). Subsequent to committing to a plan of disposal during the first quarter, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus Broadcasting, Inc. (“Cumulus”) in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million. At the time of the sale, net proceeds of approximately $50 million were placed in an escrow account for completion of the Texas hotel. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

Acuff-Rose Music Publishing

During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing entity. During the third quarter of 2002, the Company finalized the sale of the Acuff-Rose Music Publishing entity to Sony/ATV Music Publishing for approximately $157.0 million in cash. The Company recognized a pretax gain of $130.6 million during the third quarter of 2002 related to the sale in discontinued operations. The gain on the sale of Acuff-Rose Music Publishing is recorded in income from discontinued operations in the consolidated statement of operations. Proceeds of $25.0 million were used to reduce the Company’s outstanding indebtedness.

OKC Redhawks

During 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma. Subsequent to June 30, 2003, the Company agreed to sell its interest in the Redhawks. The sale is expected to close during the third or fourth quarter of 2003 for an immaterial gain.

Word Entertainment

During 2001, the Company committed to a plan to sell Word Entertainment. As a result of the decision to sell Word Entertainment, the Company reduced the carrying value of Word Entertainment to its estimated fair value by recognizing a pretax charge of $30.4 million in discontinued operations during 2001. The estimated fair value of Word Entertainment’s net assets was determined based upon ongoing negotiations with potential buyers. Related to the decision to sell Word Entertainment, a pretax restructuring charge of $1.5 million was recorded in discontinued operations in 2001. The restructuring charge consisted of $0.9 million related to lease termination costs and $0.6 million related to severance costs. In addition, the Company recorded a reversal of $0.1 million of restructuring charges originally recorded during 2000. During the first quarter of 2002, the Company sold Word Entertainment’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash, subject to future purchase price adjustments. The Company recognized a pretax gain of $0.5 million in discontinued operations during the first quarter of 2002 related to the sale of Word Entertainment. Proceeds from the sale of $80.0 million were used to reduce the Company’s outstanding indebtedness.

International Cable Networks

During the second quarter of 2001, the Company adopted a formal plan to dispose of its international cable networks. As part of this plan, the Company hired investment bankers to facilitate the disposition process, and formal communications with potentially interested parties began in July 2001. In an attempt to simplify the disposition process, in July 2001, the Company acquired an additional 25% ownership interest in its music networks in Argentina, increasing its ownership interest from 50% to 75%. In August 2001, the partnerships in Argentina finalized a pending transaction in which a third party acquired a 10% ownership interest in the companies in exchange for satellite, distribution and sales services, bringing the Company’s interest to 67.5%.

In December 2001, the Company made the decision to cease funding of its cable networks in Asia and Brazil as well as its partnerships in Argentina if a sale had not been completed by February 28, 2002. At that time the Company recorded pretax restructuring charges of $1.9 million consisting of $1.0 million of severance and $0.9 million of contract termination costs related to the networks. Also during 2001, the Company negotiated reductions in the contract termination costs with several vendors that resulted in a reversal of $0.3 million of restructuring charges originally recorded during 2000. Based on the status of the Company’s efforts to sell its international cable networks at the end of 2001, the Company recorded pretax impairment and other charges of $23.3 million during 2001. Included in this charge are the impairment of an investment in the two Argentina-based music channels totaling $10.9 million, the impairment of fixed assets, including capital leases associated with certain transponders leased by the Company, of $6.9 million, the impairment of a receivable of $3.0 million from the Argentina-based channels, current assets of $1.5 million, and intangible assets of $1.0 million.

During the first quarter of 2002, the Company finalized a transaction to sell certain assets of its Asia and Brazil networks, including the assignment of certain transponder leases. Also during the first quarter of 2002, the Company ceased operations based in Argentina. The transponder lease assignment requires the Company to guarantee lease payments in 2002 from the acquirer of these networks. As such, the Company recorded a lease liability for the amount of the assignee’s portion of the transponder lease.

Businesses Sold to OPUBCO

During 2001, the Company sold five businesses (Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company) to affiliates of OPUBCO for $22.0 million in cash and the assumption of debt of $19.3 million. The Company recognized a pretax loss of $1.7 million related to the sale in discontinued operations in the accompanying consolidated statement of operations. OPUBCO owns a minority interest in the Company. Three of the Company’s directors are also directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO. Additionally, those three directors collectively own a significant ownership interest in the Company.

The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2002	2001

REVENUES:
Radio Operations	$10,240	$8,207
Acuff-Rose Music Publishing	7,654	14,764
Redhawks	6,289	6,122
Word Entertainment	2,594	115,677
International cable networks	744	5,025
Businesses sold to OPUBCO	—	2,195
Other	—	609

Total revenues	$27,521	$152,599

OPERATING INCOME (LOSS):
Radio Operations	$1,305	$2,184
Acuff-Rose Music Publishing	933	2,119
Redhawks	841	363
Word Entertainment	(917)	(5,710)
International cable networks	(1,576)	(6,375)
Businesses sold to OPUBCO	—	(1,816)
Other	—	(383)
Impairment and other charges	—	(53,716)
Restructuring charges	(20)	(2,959)

Total operating income (loss)	566	(66,293)
INTEREST EXPENSE	(81)	(797)
INTEREST INCOME	81	199
OTHER GAINS AND LOSSES	135,442	(4,131)

Income (loss) before provision (benefit) for income taxes	136,008	(71,022)
PROVISION (BENEFIT) FOR INCOME TAXES	50,251	(22,189)

Net income (loss) from discontinued operations	$85,757	$(48,833)

The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets at December 31 are comprised of (amounts in thousands):

	2002	2001

CURRENT ASSETS:
Cash and cash equivalents	$1,812	$3,889
Trade receivables, less allowance of $2,938 and $5,132, respectively	1,954	29,990
Inventories	163	6,486
Prepaid expenses	97	10,333
Other current assets	69	891

Total current assets	4,095	51,589
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	5,157	19,497
GOODWILL	3,527	31,053
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION	3,942	6,125
MUSIC AND FILM CATALOGS	—	26,274
OTHER LONG-TERM ASSETS	702	5,632

Total long-term assets	13,328	88,581

Total assets	$17,423	$140,170

CURRENT LIABILITIES:
Current portion of long-term debt	$94	$5,515
Accounts payable and accrued liabilities	6,558	25,713

Total current liabilities	6,652	31,228
LONG-TERM DEBT, NET OF CURRENT PORTION	—	—
OTHER LONG-TERM LIABILITIES	789	844

Total long-term liabilities	789	844

Total liabilities	7,441	32,072
MINORITY INTEREST OF DISCONTINUED OPERATIONS	1,885	1,679

TOTAL LIABILITIES AND MINORITY INTEREST OF DISCONTINUED OPERATIONS	$9,326	$33,751

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

During the second quarter of 2002, the Company completed its goodwill impairment test as required by SFAS No. 142. In accordance with the provisions of SFAS No. 142, the Company has reflected the pretax $4.2 million impairment charge as a cumulative effect of a change in accounting principle in the amount of $2.6 million, net of tax benefit of $1.6 million, as of January 1, 2002 in the consolidated statements of operations.

On January 1, 2001, the Company recorded a gain of $11.9 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract on its Viacom stock at fair value as of January 1, 2001, in accordance with the provisions of SFAS No. 133.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

REVENUES

Total revenues decreased $10.5 million, or 3.4%, to $296.1 million in 2001. Excluding the revenues of businesses divested in 2000, including the Orlando-area Wildhorse Saloon, KOA Campground, Gaylord Digital and country music record label development (collectively, the “2000 Divested Businesses”) from 2000, total revenues decreased $1.3 million, or 0.4% in 2001.

Revenues in the hospitality segment decreased $8.5 million, or 3.6%, to $228.7 million in 2001. Revenues of the Gaylord Opryland decreased $7.9 million to $222.0 million in 2001. Gaylord Opryland’s occupancy rate decreased to 70.3% in 2001 compared to 75.9% in 2000. Revenue per available room (RevPAR) for the Gaylord Opryland decreased 7.1% to $98.65 for 2001 compared to $106.22 for 2000. This decrease was primarily attributable to the impact of a softer economy and decreased occupancy levels in the weeks following the September 11 terrorist attacks. The collection of a $2.2 million cancellation fee in 2000 also adversely affects comparisons with the prior year period. Gaylord Opryland’s average daily rate increased to $140.33 in 2001 from $140.03 in 2000.

Revenues in the attractions segment decreased $2.2 million, or 3.2%, to $67.1 million in 2001. Excluding the revenues of the 2000 Divested Businesses from 2000, revenues in the attractions segment increased $7.0 million, or 11.7% due to increased revenues of $10.1 million at Corporate Magic, a company specializing in the production of creative events in the corporate entertainment marketplace that was acquired in March 2000. Revenues of the Grand Ole Opry increased $1.4 million, to $13.4 million in 2001. These increases in revenues were partially offset by decreased revenues of the General Jackson, which decreased $1.5 million in 2001 as a result of an attendance decline of 16.3% partially offset by an increase in per capita spending of 16.3%.

Revenues in the corporate and other segment increased $0.2 million to $0.3 million in 2001.

OPERATING EXPENSES

Total operating expenses decreased $98.3 million, or 22.5%, to $339.3 million in 2001. Excluding impairment and other charges and restructuring charges, total operating expenses decreased $26.2 million, or 7.5%, to $322.8 million in 2001. Operating costs, as a percentage of revenues, decreased slightly to 68.0% during 2001 as compared to 68.5% during 2000. Selling, general and administrative expenses, as a percentage of revenues, decreased to 22.7% during 2001 as compared to 29.0% in 2000.

Operating costs decreased $8.7 million, or 4.2%, to $201.3 million in 2001. Excluding the operating costs of the 2000 Divested Businesses from 2000, operating costs increased $8.9 million, or 4.6% in 2001.

Operating costs in the hospitality segment increased $1.5 million, or 1.1%, to $139.9 million in 2001 primarily as a result of increased operating costs at Gaylord Opryland of $1.7 million. During 2000, the Company recorded certain unusual operating costs associated primarily with the settlement of tax and utility contingencies related to prior years totaling $5.0 million in the hospitality segment, $4.5 million of which was related to Gaylord Opryland. Excluding these nonrecurring costs, operating costs at Gaylord Opryland increased $6.7 million, or 5.2% due primarily to costs associated with various new shows and exhibits at the hotel in 2001.

Operating costs in the attractions segment decreased $11.1 million, or 18.0%, to $50.7 million in 2001. Excluding the operating costs of the 2000 Divested Businesses from 2000, operating costs in the attractions segment increased $6.4 million, or 14.6%, in 2001. The operating costs of Corporate Magic increased $9.8 million in 2001 as compared to 2000 subsequent to its acquisition in March 2000 due to the fact that a large share of its annual business occurs in the first quarter of each year. This increase was partially offset by a decrease in operating costs of the Acuff Theater, a venue for concerts and theatrical performances, which had reduced operating costs in 2001 as compared to 2000 of $1.2 million due to decreased utilization of this venue.

The operating costs in the corporate and other segment increased $0.9 million in 2001 as compared to 2000 due to increased overhead and administrative costs related to the management of the Company’s hotels.

Selling, general and administrative expenses decreased $21.8 million, or 24.5%, to $67.2 million in 2001. Excluding the selling, general and administrative expenses of the 2000 Divested Businesses from 2000, selling, general and administrative expenses decreased $3.0 million, or 4.2%, in 2001.

Selling, general and administrative expenses in the hospitality segment remained constant at $29.0 million for 2001 and 2000. Selling, general and administrative expenses at the Gaylord Opryland increased $0.1 million, to $27.6 million in 2001. Selling and promotion expense at the Gaylord Opryland increased $1.9 million due to increased advertising offset by lower general and administrative costs at the Gaylord Opryland of $1.8 million due to cost controls.

Selling, general and administrative expenses in the attractions segment decreased $22.8 million, or 60.1%, to $15.1 million in 2001. Excluding the selling, general and administrative expenses of the 2000 Divested Businesses from 2000, selling, general and administrative expenses in the attractions segment decreased $3.9 million, or 20.6%, in 2001. The decrease in 2001 is primarily attributable to nonrecurring bad debt expense recognized in 2000 of $2.4 million related to the Company’s live entertainment business. In addition, the selling, general and administrative expenses of the Ryman Auditorium decreased $1.2 million in 2001 as compared to 2000 due to reductions in marketing expenses, fewer shows being produced in 2001 compared to 2000 and a shift to more co-produced shows in 2001 compared to 2000.

Corporate selling, general and administrative expenses, consisting primarily of senior management salaries and benefits, legal, human resources, accounting, and other administrative costs increased $0.9 million, or 4.3%, to $23.1 million in 2002. The increase is primarily related to attracting new key management personnel needed as a result of the 2000 Strategic Assessment.

Preopening costs increased $10.6 million to $15.9 million in 2001 related to the Company’s hotel development activities in Florida and Texas. In accordance with AICPA SOP 98-5, “Reporting on the Costs of Start-Up Activities”, the Company expenses the costs associated with start-up activities and organization costs as incurred.

IMPAIRMENT AND OTHER CHARGES

The Company recognized pretax impairment and other charges as a result of the 2001 and 2000 Strategic Assessments. The components of these charges for the years ended December 31 are as follows (amounts in thousands):

	2001	2000

Programming, film and other content	$6,858	$7,410
Gaylord Digital and other technology investments	4,576	48,127
Property and equipment	2,828	3,397
Orlando-area Wildhorse Saloon	—	15,854
Other	—	872

Total impairment and other charges	$14,262	$75,660

Additional impairment and other charges of $29.9 million during 2000 are included in discontinued operations.

2001 Impairment and Other Charges

The Company began production of an IMAX movie during 2000 to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an impairment charge of $6.9 million. At December 31, 2000, the Company held a minority investment in a technology start-up business. During 2001, the unfavorable environment for technology businesses created difficulty for this business to obtain adequate capital to execute its business plan and, subsequently, the Company was notified that this technology business had been unsuccessful in arranging financing, resulting in an impairment charge of $4.6 million. The Company also recorded an impairment charge related to idle real estate of $2.0 million during 2001 based upon an assessment of the value of the property. The Company sold this idle real estate during the second quarter of 2002. Proceeds from the sale approximated the carrying value of the property. In addition, the Company recorded an impairment charge for other idle property and equipment totaling $0.8 million during 2001 primarily due to the consolidation of offices resulting from personnel reductions.

2000 Impairment and Other Charges

The Company’s 2000 Strategic Assessment of its programming, film and other content assets resulted in pretax impairment and other charges of $7.4 million based upon the projected cash flows for these assets. This charge included investments of $5.1 million, other receivables of $2.1 million and music and film catalogs of $0.2 million.

The Company closed Gaylord Digital, its Internet-related business in 2000. During 1999 and 2000, Gaylord Digital was unable to produce the operating results initially anticipated and required an extensive amount of capital to fund its operating losses, investments and technology infrastructure. As a result of the closing, the Company recorded a pretax charge of $48.1 million in 2000 to reduce the carrying value of Gaylord Digital’s assets to their fair value based upon estimated selling prices. The Gaylord Digital charge included the write-down of intangible assets of $25.8 million, property and equipment (including software) of $14.8 million, investments of $7.0 million and other assets of $0.6 million. The operating results of Gaylord Digital are included in continuing operations. Excluding the effect of the impairment and other charges,

Gaylord Digital had revenues of $3.9 million and operating losses of $27.5 million for the year ended December 31, 2000.

During the course of conducting the 2000 Strategic Assessment, other property and equipment of the Company were reviewed to determine whether the change in the Company’s strategic direction resulted in additional impaired assets. This review indicated that certain property and equipment would not be recovered by projected cash flows. The Company recorded pretax impairment and other charges related to its property and equipment of $3.4 million. These charges included property and equipment write-downs in the hospitality segment of $1.4 million, in the attractions segment of $0.3 million, in the media segment of $0.2 million, and in the corporate and other segment of $1.5 million.

During November 2000, the Company ceased the operations of the Orlando-area Wildhorse Saloon. Walt Disney World® Resort paid the Company approximately $1.8 million for the net assets of the Orlando-area Wildhorse Saloon and released the Company from its operating lease for the Wildhorse Saloon location. As a result of this divestiture, the Company recorded pretax charges of $15.9 million to reflect the impairment and other charges related to the divestiture. The Orlando-area Wildhorse Saloon charges included the write-off of equipment of $9.4 million, intangible assets of $8.1 million and other working capital items of $0.1 million offset by the $1.8 million of proceeds received from Disney. The operating results of the Orlando-area Wildhorse Saloon are included in continuing operations. Excluding the effect of the impairment and other charges, the Orlando-area Wildhorse Saloon had revenues of $4.4 million and operating losses of $1.6 million for the year ended December 31, 2000.

RESTRUCTURING CHARGES

During 2001, the Company recognized pretax restructuring charges from continuing operations of $5.8 million related to streamlining operations and reducing layers of management. The Company recognized additional pretax restructuring charges from discontinued operations of $3.0 million in 2001. These restructuring charges were recorded in accordance with EITF No. 94-3. The restructuring costs from continuing operations consisted of $4.7 million related to severance and other employee benefits and $1.1 million related to contract termination costs, offset by the reversal of restructuring charges recorded in 2000 of $3.7 million primarily related to negotiated reductions in certain contract termination costs. The restructuring costs from discontinued operations consist of $1.6 million related to severance and other employee benefits and $1.8 million related to contract termination costs offset by the reversal of restructuring charges recorded in 2000 of $0.4 million. The 2001 restructuring charges primarily resulted from the Company’s strategic decisions to exit certain businesses and reduce corporate overhead and administrative costs. The 2001 restructuring plan resulted in the termination or notification of pending termination of approximately 150 employees. As of December 31, 2002, the Company has recorded cash payments of $4.4 million against the 2001 restructuring accrual, all of which relate to continuing operations. The remaining balance of the 2001 restructuring accrual related to continuing operations at December 31, 2002 of $0.5 million is included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company expects the remaining balances of the restructuring accruals for both continuing and discontinued operations to be paid in 2003.

As part of the Company’s 2000 strategic assessment, the Company recognized pretax restructuring charges of $13.1 million related to continuing operations during 2000, in accordance with EITF No. 94-3. Additional restructuring charges of $3.2 million during 2000 were included in discontinued operations. Restructuring charges related to continuing operations consist of contract termination costs of $8.0 million to exit specific activities and employee severance and related costs of $5.4 million offset by the reversal of the remaining restructuring accrual from the restructuring charges recorded in 1999 of $0.2 million. The 2000 restructuring charges relate to the Company’s strategic decisions to exit certain lines of business, primarily businesses included in the Company’s former music, media and entertainment segment, and to implement its 2000 strategic plan. As part of the Company’s 2000 restructuring plan, approximately 375 employees were terminated or were informed of their pending termination. During the second quarter of 2002, the Company entered into a sublease that reduced the liability the Company was originally required to pay and the Company reversed $0.1 million of the 2000 restructuring charge related to the reduction in required payments. During 2001, the Company negotiated reductions in certain contract termination costs, which allowed the reversal of $3.7 million of the restructuring charges originally recorded during 2000. As of December 31, 2002, the Company has recorded cash payments of $9.3 million against the 2000 restructuring accrual related to continuing operations. The remaining balance of the 2000 restructuring accrual at December 31, 2002 of $0.3 million, from continuing operations, is included in accounts payable and accrued liabilities in the consolidated balance sheets, which the Company expects to be paid during 2003.

DEPRECIATION EXPENSE

Depreciation expense decreased $0.6 million, or 1.8%, to $34.7 million in 2001. Excluding the depreciation of the 2000 Divested Businesses from 2000, depreciation expense increased $0.8 million, or 2.3%, in 2001. The increase is primarily attributable to increased depreciation expense at Gaylord Opryland of $0.9 million related to capital expenditures.

AMORTIZATION EXPENSE

Amortization expense decreased $5.6 million in 2001 primarily due to the divestiture of Gaylord Digital. Amortization expense of Gaylord Digital was zero and $6.1 million during 2001 and 2000, respectively. Amortization of software increased $0.6 million during 2001 primarily at Gaylord Opryland and the corporate and other segment.

OPERATING INCOME (LOSS)

Total operating loss decreased $87.8 million to an operating loss of $43.2 million during 2001. Excluding the operating losses of the 2000 Divested Businesses from 2000, as well as impairment and other charges and restructuring charges from both periods, total operating loss increased $19.6 million to an operating loss of $26.8 million in 2001.

Hospitality segment operating income decreased $11.2 million to $34.3 million in 2001 as a result of decreased operating income of Gaylord Opryland. Excluding the operating losses of the 2000 Divested Businesses from 2000, the operating loss of the attractions segment decreased $4.2 million to an operating loss of $5.0 million in 2001 primarily as a result of decreased operating losses of the Acuff Theater, Corporate Magic and the Ryman Auditorium. The operating loss of the corporate and other segment increased $1.9 million to an operating loss of $40.1 million in 2001.

INTEREST EXPENSE

Interest expense increased $9.1 million to $39.4 million in 2001, net of capitalized interest of $18.8 million, including $16.4 million of capitalized interest related to Gaylord Palms. The

Company no longer capitalized interest on Gaylord Palms subsequent to its opening date in January 2002. The increase in 2001 interest expense is primarily attributable to higher average borrowing levels including construction-related financing related to Gaylord Palms and the new Gaylord hotel in Grapevine, Texas, the secured forward exchange contract entered into in May 2000 and the amortization of deferred costs related to these financing activities. The Company’s weighted average interest rate on its borrowings, including the interest expense associated with the secured forward exchange contract, was 6.3% in 2001 as compared to 6.6% in 2000.

INTEREST INCOME

Interest income increased $1.5 million to $5.6 million in 2001. The increase in 2001 primarily relates to an increase in interest income from invested cash balances.

UNREALIZED GAIN (LOSS) ON VIACOM STOCK AND DERIVATIVES

The Company adopted the provisions of SFAS No. 133 on January 1, 2001. In connection with the adoption of SFAS No. 133, as amended, the Company recorded a gain of $11.9 million, net of taxes of $6.4 million, as a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract at fair value effective January 1, 2001. For the year ended December 31, 2001, the Company recorded net pretax gains of $54.3 million related to the increase in fair value of the derivatives associated with the secured forward exchange contract. Additionally, the Company recorded a nonrecurring pretax gain of $29.4 million on January 1, 2001, related to reclassifying its investment in Viacom stock from available-for-sale to trading as defined by SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. For the year ended December 31, 2001, the Company recorded net pretax losses of $28.6 million related to the decrease in fair value of the Viacom stock subsequent to January 1, 2001.

OTHER GAINS AND LOSSES

During 2001, the indemnification period related to the Company’s 1999 disposition of television station KTVT in Dallas-Fort Worth ended, resulting in the recognition of a pretax gain of $4.6 million related to the reversal of previously recorded contingent liabilities.

During 2001 and 2000, the Company recorded its share of equity losses of $3.9 million and $2.0 million, respectively, in the Nashville Predators. During 2000, the Company sold its KOA Campground located near Gaylord Opryland for $2.0 million in cash. The Company recognized a pretax loss on the sale of $3.2 million.

INCOME TAXES

The Company’s benefit for income taxes was $9.1 million in 2001 compared to an income tax benefit of $52.3 million in 2000.

DISCONTINUED OPERATIONS

The Company has reflected the following businesses as discontinued operations, consistent with the provisions of SFAS No. 144. The results of operations, net of taxes, (prior to their disposal where applicable) and the estimated fair value of the assets and liabilities of these businesses have been reflected in the Company’s consolidated financial statements as discontinued operations in accordance with SFAS No. 144 for all periods presented.

WSM-FM and WWTN(FM)

During the first quarter of 2003, the Company committed to a plan of disposal of the Radio Operations.

Acuff-Rose Music Publishing

During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing entity.

OKC Redhawks

During 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma.

Word Entertainment

During 2001, the Company committed to a plan to sell Word Entertainment. As a result of the decision to sell Word Entertainment, the Company reduced the carrying value of Word Entertainment to its estimated fair value by recognizing a pretax charge of $30.4 million in discontinued operations during 2001. The estimated fair value of Word Entertainment’s net assets was determined based upon ongoing negotiations with potential buyers. Related to the decision to sell Word Entertainment, a pretax restructuring charge of $1.5 million was recorded in discontinued operations in 2001. The restructuring charge consisted of $0.9 million related to lease termination costs and $0.6 million related to severance costs. In addition, the Company recorded a reversal of $0.1 million of restructuring charges originally recorded during 2000. During the first quarter of 2002, the Company sold Word Entertainment’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash, subject to future purchase price adjustments.

International Cable Networks

During the second quarter of 2001, the Company adopted a formal plan to dispose of its international cable networks. As part of this plan, the Company hired investment bankers to facilitate the disposition process, and formal communications with potentially interested parties began in July 2001. In an attempt to simplify the disposition process, in July 2001, the Company acquired an additional 25% ownership interest in its music networks in Argentina, increasing its ownership interest from 50% to 75%. In August 2001, the partnerships in Argentina finalized a pending transaction in which a third party acquired a 10% ownership interest in the companies in exchange for satellite, distribution and sales services, bringing the Company’s interest to 67.5%.

In December 2001, the Company made the decision to cease funding of its cable networks in Asia and Brazil as well as its partnerships in Argentina if a sale had not been completed by February 28, 2002. At that time the Company recorded pretax restructuring charges of $1.9 million consisting of $1.0 million of severance and $0.9 million of contract termination costs related to the networks. Also during 2001, the Company negotiated reductions in the contract termination costs with several vendors that resulted in a reversal of $0.3 million of restructuring charges originally recorded during 2000. Based on the status of the Company’s efforts to sell its international cable networks at the end of 2001, the Company recorded pretax impairment and other charges of $23.3 million during 2001. Included in this charge are the impairment of an investment in the two Argentina-based music channels totaling $10.9 million, the impairment of fixed assets, including capital leases associated with certain transponders leased by the Company, of $6.9 million, the impairment of a receivable of $3.0 million from the Argentina-based channels, current assets of $1.5 million, and intangible assets of $1.0 million.

Businesses Sold to OPUBCO

During 2001, the Company sold five businesses (Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company) to affiliates of OPUBCO for $22.0 million in cash and the assumption of debt of $19.3 million. The Company recognized a pretax loss of $1.7 million related to the sale in discontinued operations in the accompanying consolidated statement of operations. OPUBCO owns a minority interest in the Company. Three of the Company’s directors are also directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO. Additionally, those three directors collectively own a significant ownership interest in the Company.

The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2001	2000

REVENUES:
Radio operations	$8,207	$8,865
Acuff-Rose Music Publishing	14,764	14,100
Redhawks	6,122	5,890
Word Entertainment	115,677	130,706
International cable networks	5,025	6,606
Businesses sold to OPUBCO	2,195	39,706
Other	609	1,900

Total revenues	$152,599	$207,773

OPERATING INCOME (LOSS):
Radio operations	$2,184	$3,200
Acuff-Rose Music Publishing	2,119	1,688
Redhawks	363	169
Word Entertainment	(5,710)	(15,241)
International cable networks	(6,375)	(9,655)
Businesses sold to OPUBCO	(1,816)	(8,240)
Other	(383)	(144)
Impairment and other charges	(53,716)	(29,878)
Restructuring charges	(2,959)	(3,241)

Total operating loss	(66,293)	(61,342)
INTEREST EXPENSE	(797)	(1,322)
INTEREST INCOME	199	683
OTHER GAINS AND LOSSES	(4,131)	(4,419)

Loss before benefit for income taxes	(71,022)	(66,400)
BENEFIT FOR INCOME TAXES	(22,189)	(18,800)

Net loss from discontinued operations	$(48,833)	$(47,600)

CUMULATIVE EFFECT OF ACCOUNTING CHANGE

On January 1, 2001, the Company recorded a gain of $11.9 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change to record the derivatives associated with the secured forward exchange contract on its Viacom stock at fair value as of January 1, 2001, in accordance with the provisions of SFAS No. 133.

LIQUIDITY AND CAPITAL RESOURCES

The Company relies upon several different sources of capital to fund its operations and capital commitments, including the operating cash flow of its hospitality and attractions companies, its unrestricted cash balance of $98.6 million as of December 31, 2002 and the proceeds from the sale of non-core assets.

Future Financing

Additional long-term financing is required to fund the Company’s construction commitments related to its hotel development projects and to fund its overall anticipated operating losses in 2003. As of December 31, 2002, the Company had $98.6 million in unrestricted cash in addition to the net cash flows from certain operations to fund its cash requirements including the Company’s 2003 construction commitments related to its hotel construction projects. These resources are not adequate to fund all of the Company’s 2003 construction commitments.

During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Loans are secured by the Gaylord Palms assets and the Gaylord Texas Hotel. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the second quarter of 2003, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million (see Note 12 to the consolidated financial statements) and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Texas hotel. The provisions of the 2003 Loans contain covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions.

Term Loan

During 2001, the Company entered into a three-year delayed-draw senior term loan (the “Term Loan”) of up to $210.0 million with Deutsche Banc Alex. Brown Inc., Salomon Smith Barney, Inc. and CIBC World Markets Corp. (collectively the “Banks”). Proceeds of the Term Loan were used to finance the construction of Gaylord Palms and the initial construction phases of the Gaylord hotel in Texas as well as for general corporate purposes. The Term Loan is primarily secured by the Company’s ground lease interest in Gaylord Palms. At the Company’s option, amounts outstanding under the Term Loan bear interest at the prime interest rate plus 2.125% or the one-month Eurodollar rate plus 3.375%. The terms of the Term Loan required the purchase of interest rate hedges in notional amounts equal to $100.0 million in order to protect against adverse changes in the one-month Eurodollar rate. Pursuant to these agreements, the Company purchased instruments that cap its exposure to the one-month Eurodollar rate at 6.625. The Term Loan contains provisions that allow the Banks to syndicate the Term Loan, which could result in a change to the terms and structure of the Term Loan, including an increase in interest rates. In addition, the Company is required to pay a commitment fee equal to 0.375% per year of the average unused portion of the Term Loan.

During the first three months of 2002, the Company sold Word’s domestic operations, which required the prepayment of the Term Loan in the amount of $80.0 million and, accordingly, this amount was classified as due within one year at December 31, 2001. As required by the Term Loan, the Company used $15.9 million of the net cash proceeds, as defined under the Term Loan agreement, received from the sale of the Opry Mills investment to reduce the outstanding balance of the Term Loan. In addition, the Company used $25.0 million of the net cash proceeds, as defined under the Term Loan agreement, received from the sale of Acuff-Rose Music Publishing to reduce the outstanding balance of the Term Loan. Also during 2002, the Company made a principal payment of approximately $4.1 million under the Term Loan. Net borrowings under the Term Loan for 2002 and 2001 were $85.0 million and $100.0 million, respectively. As of December 31, 2002 and 2001, the Company had outstanding borrowings of $60.0 million and $100.0 million, respectively, under the Term Loan and was required to escrow certain amounts in a completion reserve account for Gaylord Palms. The Company’s ability to borrow additional funds under the Term Loan expired during 2002. However, the lenders could reinstate the Company’s ability to borrow additional funds at a future date.

The terms of the Term Loan required the Company to purchase an interest rate instrument which caps the interest rate paid by the Company. This instrument expired in the fourth quarter of 2002. Due to the expiration of the interest rate instrument, the Company was out of compliance with the terms of the Term Loan. Subsequent to December 31, 2002, the Company obtained a waiver from the lenders whereby they waived this event of non-compliance as of December 31, 2002 and also removed the requirement to maintain such instruments for the remainder of the term of the loan. The maximum amount available under the Term Loan reduces to $50.0 million in April 2004, with full repayment due in October 2004. Debt repayments under the Term Loan reduce its borrowing capacity and are not eligible to be re-borrowed. The Term Loan requires the Company to maintain certain escrowed cash balances, comply with certain financial covenants, and imposes limitations related to the payment of dividends, the incurrence of debt, the guaranty of liens, and the sale of assets, as well as other customary covenants and restrictions. At December 31, 2002 and 2001, the unamortized balance of the deferred financing costs related to the Term Loan was $2.4 million and $5.6 million, respectively. The weighted average interest rate, including amortization of deferred financing costs, under the Term Loan for 2002 and 2001 was 9.6% and 8.3%, respectively. The weighted average interest rate of 9.6% for 2002 includes 4.5% related to commitment fees and the amortization of deferred financing costs.

Senior and Mezzanine Loans

In 2001, the Company, through wholly owned subsidiaries, entered into two loan agreements, a $275.0 million senior loan (the “Senior Loan”) and a $100.0 million mezzanine loan (the “Mezzanine Loan”) (collectively, the “Nashville Hotel Loans”) with affiliates of Merrill Lynch & Company acting as principal. The Senior Loan is secured by a first mortgage lien on the assets of Gaylord Opryland and is due in 2004. Amounts outstanding under the Senior Loan bear interest at one-month LIBOR plus approximately 1.02%. The Mezzanine Loan, secured by the equity interest in the wholly-owned subsidiary that owns Gaylord Opryland, is due in 2004 and bears interest at one-month LIBOR plus 6.0%. At the Company’s option, the Nashville Hotel Loans may be extended for two additional one-year terms beyond their scheduled maturities, subject to Gaylord Opryland meeting certain financial ratios and other criteria.

The Company currently anticipates meeting the financial ratios and other criteria and exercising the option to extend the Senior Loan. However, based on the Company’s projections and estimates at June 30, 2003, the Company does not anticipate meeting the financial ratios to extend the Mezzanine Loan. The Company expects to refinance or replace the Mezzanine Loan through a future debt instrument. Therefore, the Company has recorded the outstanding balance of the Mezzanine Loan of $66 million as current portion of long-term debt as of June 30, 2003. There can be no assurance that the Company will be successful in obtaining replacement financing on acceptable terms. The Nashville Hotel Loans require monthly principal payments of $667,000 during their three-year terms in addition to monthly interest payments. The terms of the Senior Loan and the Mezzanine Loan required the purchase of interest rate hedges in notional amounts equal to the outstanding balances of the Senior Loan and the Mezzanine Loan in order to protect against adverse changes in one-month LIBOR. Pursuant to these agreements, the Company has purchased instruments that cap its exposure to one-month LIBOR at 7.50%. The Company used $235.0 million of the proceeds from the Nashville Hotel Loans to refinance a $250.0 million interim loan that was scheduled to mature in April 2001. At closing, the Company was required to escrow certain amounts, including $20.0 million related to future renovations and related capital expenditures at Gaylord Opryland. The net proceeds from the Nashville Hotel Loans after refinancing of the interim loan and paying required escrows and fees were approximately $97.6 million. At December 31, 2002 and 2001, the unamortized balance of the deferred financing costs related to the Nashville Hotel Loans was $7.3 million and $13.8 million, respectively. The weighted average interest rates for the Senior Loan for 2002 and 2001, including amortization of deferred financing costs, were 4.5% and 6.2%, respectively. The weighted average interest rates for the Mezzanine Loan for 2002 and 2001, including amortization of deferred financing costs, were 10.5% and 12.0%, respectively.

The terms of the Nashville Hotel Loans require that the Company maintain certain escrowed cash balances and comply with certain financial covenants, and impose limits on transactions with affiliates and indebtedness. The financial covenants under the Nashville Hotel Loans are structured such that noncompliance at one level triggers certain cash management restrictions and noncompliance at a second level results in an event of default. Based upon the financial covenant calculations at December 31, 2002, the cash management restrictions are in effect which require that all excess cash flows, as defined, be escrowed and may be used to repay principal amounts owed on the Senior Loan. During 2002, $47.8 million of restricted cash was utilized to repay principal amounts outstanding under the Senior Loan.

The Company negotiated certain revisions to the financial covenants under the Nashville Hotel Loans and the Term Loan during the first and second quarters of 2002. After these revisions, the Company was in compliance with the covenants under the Nashville Hotel Loans and the covenants under the Term Loan with which the failure to comply would result in an event of default. There can be no assurance that the Company will remain in compliance with the covenants that would result in an event of default under the Nashville Hotel Loans or the Term Loan. The Company believes it has certain other possible alternatives to reduce borrowings outstanding under the Nashville Hotel Loans, including application of unrestricted cash on hand, which would allow the Company to remedy any event of default. Any event of noncompliance that results in an event of default under the Nashville Hotel Loans or the Term Loan would enable the lenders to demand payment of all outstanding amounts, which would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

During the second quarter of 2002, like other companies in the hospitality industry, the Company was notified by the insurers providing its property and casualty insurance that policies issued upon renewal would no longer include coverage for terrorist acts. As a result, the servicer for the

Senior Loan notified the Company in May of 2002 that it believed the lack of insurance covering terrorist acts and certain related matters did constitute a default under that credit facility. Although coverage for terrorist acts was never specifically required as part of the required property and casualty coverage, the Company determined to resolve this issue by obtaining coverage for terrorist acts. The Company has obtained coverage in an amount equal to the outstanding balance of the Senior Loan. During the third quarter of 2002, the Company received notice from the servicer that any previous existing defaults were cured and coverage in an amount equal to the outstanding balance of the loan satisfied the requirements of the Senior Loan. The servicer has reserved the right to impose additional insurance requirements if there is a change in, among other things, the availability or cost of terrorism insurance coverage, the risk of terrorist activity, or legislation affecting the rights of lenders to require borrowers to maintain terrorism insurance.

Cash Flow From Operating Activities

Cash flow from operating activities is the principal source of cash used to fund the Company’s operating expenses, interest payments on debt, and maintenance capital expenditures. During 2002, the Company’s net cash flows provided by operating activities were $87.3 million, reflecting primarily the Company’s income from continuing operations; depreciation and amortization; and the provision for deferred income taxes.

Cash Flow From Investing Activities

During 2002, the Company’s primary uses of funds and investing activities included the purchases of property and equipment for the Gaylord Palms and Gaylord Opryland Texas which totaled $175.6 million. The Company received proceeds from the sale of assets and the sale of discontinued operations totaling approximately $263.4 million.

Cash Flow From Financing Activities

The Company’s cash flows from financing activities reflect primarily the issuance of debt and the repayment of long-term debt. During 2002, the Company’s net cash flows used in financing activities were approximately $83.3 million, reflecting the issuance of $85.0 million in debt and the repayment of $214.8 million in debt. The Company also experienced a decrease in restricted cash and cash equivalents of $45.7 million which was used to repay debt.

Capital Requirements

The Company currently projects capital expenditures for 2003 of approximately $230.0 million, which includes continuing construction at the new Gaylord hotel in Grapevine, Texas of $204.0 million and approximately $12.0 million related to improvements to Gaylord Opryland.

Commitments

Future minimum cash lease commitments under all noncancelable operating leases in effect for continuing operations at December 31, 2002 are as follows: 2003 - $6.2 million, 2004 - $5.6 million, 2005 - $4.7 million, 2006 - $3.4 million, 2007 - $3.5 million, and 2008 and thereafter - $683.1 million.

The Company entered into a 75-year operating lease agreement during 1999 for 65.3 acres of land located in Osceola County, Florida for the development of Gaylord Palms. The lease required annual lease payments of approximately $0.9 million until the completion of construction in 2002, at which point the annual lease payments increased to approximately $3.2 million. The lease agreement provides for a 3% escalation of base rent each year beginning five years after the opening of Gaylord Palms.

During 2001 and 2002, the Company entered into certain agreements related to the construction of the new Gaylord hotel in Grapevine, Texas. At December 31, 2002, the Company has paid approximately $201.1 million related to these agreements, which is included as construction in progress in property and equipment in the Company’s consolidated balance sheets.

During 1999, the Company entered into a 20-year naming rights agreement related to the Nashville Arena with the Nashville Predators. The Nashville Arena has been renamed the Gaylord Entertainment Center as a result of the agreement. The contractual commitment required the Company to pay $2.1 million during the first year of the contract, with a 5% escalation each year for the remaining term of the agreement, and to purchase a minimum number of tickets to Predators games each year.

The following table summarizes our significant contractual obligations as of December 31, 2002, including long-term debt and operating and capital lease commitments (amounts in thousands):

	Total amounts	Less than	1-2	3-4	After 4
	committed	1 year	years	years	years

Contractual obligations
Long-term debt	$339,185	$8,004	$331,181	$—	$—
Capital leases	1,453	522	844	87	—
Construction commitments	275,000	204,000	71,000	—	—
Arena naming rights	61,323	2,373	5,108	5,632	48,210
Operating leases	706,794	6,242	10,410	6,940	683,202
Other	5,525	325	650	650	3,900

Total contractual obligations	$1,389,280	$221,466	$419,193	$13,309	$735,312

The total operating lease amount of $706.8 million above includes the 75-year operating lease agreement the Company entered into during 1999 for 65.3 acres of land located in Osceola County, Florida where Gaylord Palms is located.

NEWLY ISSUED ACCOUNTING STANDARDS

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 replaces EITF No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have any significant impact on previously reported costs.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure, an amendment of FASB Statement No. 123”. SFAS No. 148 amends SFAS No. 123 to provide two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The

Company adopted the amended provisions of SFAS No. 148 on December 31, 2002 and the information contained in this report reflects the disclosure requirements of the new pronouncement. The Company will continue to account for employee stock-based compensation in accordance with APB Opinion No. 25.

MARKET RISK

The following discusses the Company’s exposure to market risk related to changes in stock prices, interest rates and foreign currency exchange rates.

Investments - At December 31, 2002, the Company held an investment of 11.0 million shares of Viacom Class B common stock, which was received as the result of the sale of television station KTVT to CBS in 1999 and the subsequent acquisition of CBS by Viacom in 2000. The Company entered into a secured forward exchange contract related to 10.9 million shares of the Viacom stock in 2000. The secured forward exchange contract protects the Company against decreases in the fair market value of the Viacom stock, while providing for participation in increases in the fair market value. At December 31, 2002, the fair market value of the Company’s investment in the 11.0 million shares of Viacom stock was $448.5 million, or $40.76 per share. The secured forward exchange contract protects the Company from market decreases below $56.04 per share, thereby limiting the Company’s market risk exposure related to the Viacom stock. At per share prices greater than $56.04, the Company retains 100% of the per-share appreciation to a maximum per-share price of $75.66. For per-share appreciation above $75.66, the Company participates in 25.9% of the appreciation.

Interest Rate Swaps - The Company enters into interest rate swap agreements to manage its exposure to interest rate changes. The swaps involve the exchange of fixed and variable interest rate payments without changing the principal payments. The fair market value of these interest rate swap agreements represents the estimated receipts or payments that would be made to terminate the agreements. The fair market value of the interest rate swap agreements is determined by the lender. Changes in certain market conditions could materially affect the Company’s consolidated financial position.

Outstanding Debt - The Company has exposure to interest rate changes primarily relating to outstanding indebtedness under the Term Loan, the Nashville Hotel Loans and potentially, with future financing arrangements. The Term Loan bears interest, at the Company’s option, at the prime interest rate plus 2.125% or the Eurodollar rate plus 3.375%. The terms of the Term Loan required the purchase of interest rate hedges in notional amounts equal to $100 million in order to protect against adverse changes in the one-month Eurodollar rate. Pursuant to these agreements, the Company purchased instruments that cap its exposure to the one-month Eurodollar rate at 6.625%. During the third quarter of 2002, the instruments expired and the Company was not required to purchase any additional coverage. The terms of the Nashville Hotel Loans require the purchase of interest rate hedges in notional amounts equal to the outstanding balances of the Nashville Hotel Loans in order to protect against adverse changes in one-month LIBOR. Pursuant to these agreements, the Company has purchased instruments that cap its exposure to one-month LIBOR at 7.50%. The Company is currently negotiating with its lenders and others regarding the Company’s future financing arrangements. If LIBOR and Eurodollar rates were to increase by 100 basis points each, the estimated impact on the Company’s consolidated financial statements would be to reduce net income by approximately $2.4 million after taxes based on debt amounts outstanding at December 31, 2002.

Cash Balances - Certain of the Company’s outstanding cash balances are occasionally invested overnight with high credit quality financial institutions. The Company does not have significant exposure to changing interest rates on invested cash at December 31, 2002. As a result, the interest rate market risk implicit in these investments at December 31, 2002, if any, is low.

Foreign Currency Exchange Rates - Substantially all of the Company’s revenues are realized in U.S. dollars and are from customers in the United States. Although the Company owns certain subsidiaries who conduct business in foreign markets and whose transactions are settled in foreign currencies, these operations are not material to the overall operations of the Company. Therefore, the Company does not believe it has any significant foreign currency exchange rate risk. The Company does not hedge against foreign currency exchange rate changes and does not speculate on the future direction of foreign currencies.

Summary - Based upon the Company’s overall market risk exposures at December 31, 2002, the Company believes that the effects of changes in the stock price of its Viacom stock or interest rates could be material to the Company’s consolidated financial position, results of operations or cash flows. However, the Company believes that the effects of fluctuations in foreign currency exchange rates on the Company’s consolidated financial position, results of operations or cash flows would not be material.

FORWARD-LOOKING STATEMENTS

This report contains statements with respect to the Company’s beliefs and expectations of the outcomes of future events that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, including, without limitation, the factors set forth under the caption “Risk Factors.” Forward-looking statements include discussions regarding the Company’s operating strategy, strategic plan, hotel development strategy, industry and economic conditions, financial condition, liquidity and capital resources, and results of operations. You can identify these statements by forward-looking words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” and similar expressions. Although we believe that the plans, objectives, expectations and prospects reflected in or suggested by our forward-looking statements are reasonable, those statements involve uncertainties and risks, and we cannot assure you that our plans, objectives, expectations and prospects will be achieved. Our actual results could differ materially from the results anticipated by the forward-looking statements as a result of many known and unknown factors, including, but not limited to, those contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this report. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements. The Company does not undertake any obligation to update or to release publicly any revisions to forward-looking statements contained in this report to reflect events or circumstances occurring after the date of this report or to reflect the occurrence of unanticipated events.

RISK FACTORS

You should carefully consider the following specific risk factors as well as the other information contained in this current report on Form 8-K as these are important factors, among others, that could cause our actual results to differ from our expected or historical results. It is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete statement of all our potential risks or uncertainties.

WE MAY NOT BE ABLE TO IMPLEMENT SUCCESSFULLY OUR BUSINESS STRATEGY.

     We have refocused our business strategy on the development of additional resort and convention center hotels in selected locations in the United States and our attractions properties which are engaged primarily in the country music genres. The success of our future operating results depends on our ability to implement our business strategy by successfully operating the Gaylord Opryland and Gaylord Palms and completing and successfully operating our new Gaylord hotel in Grapevine, Texas, which is under construction, and further exploiting our attractions assets. Our ability to do this depends upon many factors, some of which are beyond our control. These include:

•	Our ability to finance and complete the construction of our new Gaylord hotel in Grapevine, Texas on schedule and to achieve positive cash flow from operations within the anticipated ramp-up period.

•	Our ability to generate cash flows from existing operations.

•	Our ability to hire and retain hotel management, catering and convention-related staff for our hotels.

•	Our ability to capitalize on the strong brand recognition of certain of our media assets.

OUR HOTEL AND CONVENTION BUSINESS IS SUBJECT TO SIGNIFICANT MARKET RISKS.

     Our ability to continue successfully to operate Gaylord Opryland, Gaylord Palms, and our new Gaylord hotel in Grapevine, Texas upon its completion is subject to factors beyond our control which could adversely impact these properties. These factors include:

•	The desirability and perceived attractiveness of Nashville, Tennessee, Kissimmee, Florida and Grapevine, Texas as tourist and convention destinations.

•	Adverse changes in the national economy and in the levels of tourism and convention business that would affect our hotels.

•	The hotel and convention business is highly competitive and Gaylord Palms is operating and our new Texas hotel will operate in extremely competitive markets for convention and tourism business.

•	Our group convention business is subject to reduced levels of demand during the year-end holiday periods, and we may not be able to attract sufficient general tourism guests to offset this seasonality.

OUR REAL ESTATE INVESTMENTS ARE SUBJECT TO NUMEROUS RISKS.

     Because we own hotels and attractions properties, we are subject to the risks that generally relate to investments in real property. The investment returns available from equity investments in real estate depend in large part on the amount of income earned and capital appreciation generated by the related properties, as well as the expenses incurred. In addition, a variety of other factors affect income from properties and real estate values, including governmental regulations, insurance, zoning, tax and eminent domain laws, interest rate levels and the availability of financing. For example, new or existing real estate zoning or tax laws can make it more expensive and/or time-consuming to develop real property or expand, modify or renovate properties. When interest rates increase, the cost of acquiring, developing, expanding or renovating real property increases and real property values may decrease as the number of potential buyers decreases. Similarly, as financing becomes less available, it becomes more difficult both to acquire and to sell real property. Finally, governments can, under eminent domain laws, take real property. Sometimes this taking is for less compensation than the owner believes the property is worth. Any of these factors could have a material adverse impact on our results of operations or financial condition. In addition, equity real estate investments, such as the investments we hold and any additional properties that we may acquire, are relatively difficult to sell quickly. If our properties do not generate revenue sufficient to meet operating expenses, including debt service and capital expenditures, our income will be adversely affected.

OUR PROPERTIES ARE SUBJECT TO ENVIRONMENTAL REGULATIONS.

     Environmental laws, ordinances and regulations of various federal, state, local and foreign governments regulate certain of our properties and could make us liable for the costs of removing or cleaning up hazardous or toxic substances on, under or in property we currently own or operate or what we previously owned or operated. Those laws could impose liability without regard to whether we knew of, or were responsible for, the presence of hazardous or toxic substances. The presence of hazardous or toxic substances, or the failure to properly clean up such substances when present, could jeopardize our ability to develop, use, sell or rent the real property or to borrow using the real property as collateral. If we arrange for the disposal or treatment of hazardous or toxic wastes, we could be liable for the costs or removing or cleaning up wastes at the disposal or treatment facility, even if we never owned or operated that facility. Other laws, ordinances and regulations could require us to manage, abate or remove lead- or asbestos-containing materials. Similarly, the operation and closure of storage tanks are often regulated by federal, state, local and foreign laws. Finally, certain laws, ordinances and regulations, particularly those governing the management or preservation of wetlands, coastal zones and threatened or endangered species, could limit our ability to develop, use, sell or rent our real property.

OUR HOTEL AND CONVENTION BUSINESS IS CAPITAL INTENSIVE.

     In order for our hotels to remain attractive and competitive, we have to spend money periodically to keep them well maintained, modernized and refurbished. This creates an ongoing need for cash and, to the extent we cannot fund expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. Accordingly, our financial results may be sensitive to the cost and availability of funds.

OUR HOTEL DEVELOPMENT IS SUBJECT TO TIMING, BUDGETING AND OTHER RISKS.

     We intend to develop additional hotel properties as suitable opportunities arise, taking into consideration the general economic climate. New project development has a number of risks, including risks associated with:

•	construction delays or cost overruns that may increase project costs;

•	construction defects or noncompliance with construction specifications;

•	receipt of zoning, occupancy and other required governmental permits and authorizations;

•	development costs incurred for projects that are not pursued to completion;

•	so-called acts of God such as earthquakes, hurricanes, floods or fires that could adversely impact a project;

•	the availability and cost of capital; and

•	governmental restrictions on the nature or size of a project or timing of completion.

     We cannot assure you that any development project will be completed on time or within budget.

OUR ATTRACTIONS ASSETS DEPEND UPON POPULAR TASTES.

     The success of our operations in our attractions division depends to a large degree on popular tastes. There has been a reduction in the popularity and demand for country music over recent years. A continued decline in the popularity of this genre could adversely affect our revenues and operations.

OUR BUSINESS PROSPECTS DEPEND ON OUR ABILITY TO ATTRACT AND RETAIN SENIOR LEVEL EXECUTIVES.

     During 2001, the Company named a new chairman and a new chief executive officer and had numerous changes in senior management. Our future performance depends upon our ability to attract qualified senior executives and to retain their services. Our future financial results also will depend upon our ability to attract and retain highly skilled managerial and marketing personnel in our different areas of operation. Competition for qualified personnel is intense and is likely to increase in the future. We compete for qualified personnel against companies with significantly greater financial resources than ours.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY OUR LEVERAGE.

     As of August 31, 2003, the total amount of our long-term debt, including the current portion, was approximately $467.8 million. We intend to continue to make additional borrowings under our credit facilities in connection with the development of new hotel properties and for other general corporate purposes, and the aggregate amount of our indebtedness will likely increase, perhaps substantially. The amount of our indebtedness could have important consequences to investors, including the following:

•	Our ability to obtain additional financing in the future may be impaired;

•	A substantial portion of our cash flow from operations must be applied to pay principal and interest on our indebtedness, thus reducing funds available for other purposes;

•	Some of our borrowings, including borrowings under our credit facilities are and will continue to be at variable rates based upon prevailing interest rates, which will expose us to the risk of increased interest rates;

•	We may be further constrained by financial covenants and other restrictive provisions contained in credit agreements and other financing documents;

•	We may be substantially more leveraged than some of our competitors, which may place us at a competitive disadvantage; and

•	Our leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or our business.

UNANTICIPATED COSTS COULD AFFECT THE RESULTS OF HOTELS WE OPEN IN NEW MARKETS.

     As part of our growth plans, we may open new hotels in geographic areas in which we have little or no operating experience and in which potential customers may not be familiar with our business. As a result, we may have to incur costs relating to the opening, operation and promotion of those new hotel properties that are substantially greater than those incurred in other areas. Even though we may incur substantial additional costs with these new hotel properties, they may attract fewer customers than our existing hotels. As a result, the results of operations at new hotel properties may be inferior to those of our existing hotels. The new hotels may even operate at a loss. Even if we are able to attract enough customers to our new hotel properties to operate them at a profit, it is possible that those customers could simply be moving future meetings or conventions from our existing hotel properties to our new hotel properties. Thus, the opening of a new hotel property could reduce the revenue of our existing hotel properties.

FLUCTUATIONS IN OUR OPERATING RESULTS AND OTHER FACTORS MAY RESULT IN DECREASES IN OUR STOCK PRICE.

     In recent periods, the market price for our common stock has fluctuated substantially. From time to time, there may be significant volatility in the market price of our common stock. We believe that the current market price of our common stock reflects expectations that we will be able to continue to operate our existing hotels profitably and to develop new hotel properties profitably. If we are unable to accomplish this, investors could sell shares of our common stock at or after the time that it becomes apparent that the expectations of the market may not be realized, resulting in a decrease in the market price of our common stock. In addition to our operating results, the operating results of other hospitality companies, changes in financial estimates or recommendations by analysts, adverse weather conditions, increased construction costs, changes in general conditions in the economy or the financial markets or other developments affecting us or our industry, such as the recent terrorist attacks, could cause the market price of our common stock to fluctuate substantially. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

OUR HOTEL PROPERTIES ARE CONCENTRATED GEOGRAPHICALLY.

     Our existing hotel properties are located predominately in the southeastern United States. As a result, our business and our financial operating results may be materially affected by adverse economic, weather or business conditions in the Southeast.

HOSPITALITY COMPANIES HAVE BEEN THE TARGET OF CLASS ACTIONS AND OTHER LAWSUITS ALLEGING VIOLATIONS OF FEDERAL AND STATE LAW.

     We are subject to the risk that our results of operations may be adversely affected by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of hospitality companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time, and we cannot assure you that we will not incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business.

THE VALUE OF THE VIACOM STOCK WE OWN IS SUBJECT TO MARKET RISKS.

     The shares of Viacom stock we own represent a significant asset of the Company. However, we have no right to vote on matters affecting Viacom or to otherwise participate in the direction of the affairs of that corporation. Our investment in Viacom is subject to the risks of declines in the market value of Viacom equity securities. While we have mitigated our exposure to declines in the stock market valuation below $56.04 per share by entering into the secured forward exchange contract described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the value of this asset ultimately is subject to the success of Viacom and its value in the securities markets. Further, accounting principles generally accepted in the United States applicable to the treatment of this contract will require us to record, and to reflect in our financial statements, gains or losses based upon changes in the fair value of the derivatives associated with the secured forward exchange contract and the changes in the fair value of our Viacom stock. The effect of this accounting treatment could be material to our results reflected in our consolidated financial statements for relevant periods.

WE HAVE CERTAIN OTHER MINORITY EQUITY INTERESTS OVER WHICH WE HAVE NO SIGNIFICANT CONTROL.

     We have certain minority investments which are not liquid and over which we have no rights, or ability, to exercise the direction or control of the respective enterprises. These include our equity interests in Bass Pro and the Nashville Predators. The ultimate value of each of these investments will be dependent upon the efforts of others over an extended period of time. The nature of our interests and the absence of a market for those interests restricts our ability to dispose of them.

WE ARE SUBJECT TO RISKS RELATING TO ACTS OF GOD, TERRORIST ACTIVITY AND WAR.

     Our financial and operating performance may be adversely affected by acts of God, such as natural disasters, in locations where we own and/or operate significant properties and areas of the world from which we draw a large number of customers. Some types of losses, such as from earthquake, hurricane, terrorism and environmental hazards may be either uninsurable or too expensive to justify insuring against. Should an uninsured loss or a loss in excess of insured limits occur, we could lose all or a portion of the capital we have invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property. Similarly, wars (including the potential for war), terrorist activity (including threats of terrorist activity), political unrest and other forms of civil strife as well as geopolitical uncertainty have caused in the past, and may cause in the future, our results to differ materially from anticipated results.

WE FACE RISKS RELATED TO AN SEC INVESTIGATION.

     In March 2003, we restated our historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to our income tax accrual and a change in the manner in which we accounted for our investment in the Nashville Predators. We have been advised by the Securities and Exchange Commission staff that it is conducting a formal investigation into the financial results and transactions that were the subject of our restatement. We have been cooperating with the SEC staff and intend to continue to do so. Although we cannot predict the ultimate outcome of the investigation, we do not currently believe that the investigation will have a material adverse effect on our financial condition or results of operations. Nevertheless, if the SEC makes a determination adverse to us, we may face sanctions, including, but not limited to, monetary penalties and injunctive relief.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of
Gaylord Entertainment Company

We have audited the accompanying consolidated balance sheets of Gaylord Entertainment Company and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, cash flows, and stockholders’ equity for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gaylord Entertainment Company and subsidiaries at December 31, 2002 and 2001, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 1 and elsewhere in the consolidated financial statements, the Company changed its method of accounting for goodwill and intangible assets in 2002 and derivative financial instruments and the disposition of long-lived assets in 2001.

/s/Ernst & Young LLP

Nashville, Tennessee
September 15, 2003

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Amounts in thousands, except per share data)

	2002	2001	2000

REVENUES	$405,252	$296,066	$306,607
OPERATING EXPENSES:
Operating costs	254,583	201,299	210,018
Selling, general and administrative	108,732	67,212	89,052
Preopening costs	8,913	15,927	5,278
Gain on sale of assets	(30,529)	—	—
Impairment and other charges	—	14,262	75,660
Restructuring charges	(17)	2,182	12,952
Depreciation	52,694	34,738	35,378
Amortization	3,786	3,667	9,281

Operating income (loss)	7,090	(43,221)	(131,012)
INTEREST EXPENSE, NET OF AMOUNTS CAPITALIZED	(46,960)	(39,365)	(30,307)
INTEREST INCOME	2,808	5,554	4,046
UNREALIZED GAIN (LOSS) ON VIACOM STOCK	(37,300)	782	—
UNREALIZED GAIN ON DERIVATIVES	86,476	54,282	—
OTHER GAINS AND LOSSES	1,163	2,661	(3,514)

Income (loss) before provision (benefit) for income taxes, discontinued operations and cumulative effect of accounting change	13,277	(19,307)	(160,787)
PROVISION (BENEFIT) FOR INCOME TAXES	1,318	(9,142)	(52,331)

Income (loss) from continuing operations before discontinued operations and cumulative effect of accounting change	11,959	(10,165)	(108,456)
GAIN (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAXES	85,757	(48,833)	(47,600)
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAXES	(2,572)	11,202	—

Net income (loss)	$95,144	$(47,796)	$(156,056)

INCOME (LOSS) PER SHARE:
Income (loss) from continuing operations	$0.36	$(0.30)	$(3.25)
Gain (loss) from discontinued operations, net of taxes	2.54	(1.45)	(1.42)
Cumulative effect of accounting change, net of taxes	(0.08)	0.33	—

Net income (loss)	$2.82	$(1.42)	$(4.67)

INCOME (LOSS) PER SHARE – ASSUMING DILUTION:
Income (loss) from continuing operations	$0.36	$(0.30)	$(3.25)
Gain (loss) from discontinued operations, net of taxes	2.54	(1.45)	(1.42)
Cumulative effect of accounting change, net of taxes	(0.08)	0.33	—

Net income (loss)	$2.82	$(1.42)	$(4.67)

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2002 AND 2001
(Amounts in thousands, except per share data)

	2002	2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents – unrestricted	$98,632	$9,194
Cash and cash equivalents – restricted	19,323	64,993
Trade receivables, less allowance of $467 and $3,056, respectively	22,374	13,450
Deferred financing costs	26,865	26,865
Deferred income taxes	20,553	23,438
Other current assets	25,889	15,141
Current assets of discontinued operations	4,095	51,589

Total current assets	217,731	204,670
PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	1,110,163	991,192
GOODWILL	6,915	11,136
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION	1,996	6,299
INVESTMENTS	509,080	550,172
ESTIMATED FAIR VALUE OF DERIVATIVE ASSETS	207,727	158,028
LONG-TERM DEFERRED FINANCING COSTS	100,933	137,513
OTHER ASSETS	24,323	30,053
LONG-TERM ASSETS OF DISCONTINUED OPERATIONS	13,328	88,581

Total assets	$2,192,196	$2,177,644

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$8,526	$88,004
Accounts payable and accrued liabilities	80,685	88,043
Current liabilities of discontinued operations	6,652	31,228

Total current liabilities	95,863	207,275
SECURED FORWARD EXCHANGE CONTRACT	613,054	613,054
NON-CURRENT LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION	332,112	380,993
DEFERRED INCOME TAXES	244,372	138,599
ESTIMATED FAIR VALUE OF DERIVATIVE LIABILITIES	48,647	85,424
OTHER LIABILITIES	67,895	52,788
LONG-TERM LIABILITIES OF DISCONTINUED OPERATIONS	789	844
MINORITY INTEREST OF DISCONTINUED OPERATIONS	1,885	1,679
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 100,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 33,780 and 33,736 shares issued and outstanding, respectively	338	337
Additional paid-in capital	520,796	519,695
Retained earnings	282,798	187,654
Unearned compensation	(1,018)	(2,021)
Accumulated other comprehensive loss	(15,335)	(8,677)

Total stockholders’ equity	787,579	696,988

Total liabilities and stockholders’ equity	$2,192,196	$2,177,644

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Amounts in thousands)

	2002	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$95,144	$(47,796)	$(156,056)
Amounts to reconcile net income (loss) to net cash flows provided by operating activities:
(Gain) loss on discontinued operations, net of taxes	(85,757)	48,833	47,600
Impairment and other charges	—	14,262	75,712
Cumulative effect of accounting change, net of taxes	2,572	(11,202)	—
Unrealized gain on Viacom stock and related derivatives	(49,176)	(55,064)	—
Depreciation and amortization	56,480	38,405	44,659
Gain on sale of assets	(30,529)	—	—
Provision (benefit) for deferred income taxes	64,582	(11,428)	(52,309)
Amortization of deferred financing costs	36,164	35,987	20,780
Changes in (net of acquisitions and divestitures):
Trade receivables	(8,924)	5,273	8,830
Accounts payable and accrued liabilities	(336)	(16,773)	41,322
Other assets and liabilities	3,609	14,625	7,264

Net cash flows provided by operating activities – continuing operations	83,829	15,122	37,812
Net cash flows provided by (used in) operating activities – discontinued operations	3,451	368	(26,578)

Net cash flows provided by operating activities	87,280	15,490	11,234

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(185,649)	(280,921)	(216,861)
Proceeds from sale of assets	30,875	—	—
Other investing activities	9,290	3,033	(33,027)

Net cash flows used in investing activities – continuing operations	(145,484)	(277,888)	(249,888)
Net cash flows provided by (used in) investing activities – discontinued operations	232,570	17,794	(39,052)

Net cash flows provided by (used in) investing activities	87,086	(260,094)	(288,940)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of debt	85,000	535,000	175,500
Repayment of long-term debt	(214,846)	(241,503)	(3,500)
Cash proceeds from secured forward exchange contract	—	—	613,054
Deferred financing costs paid	—	(19,582)	(195,452)
Net payments under revolving credit agreements	—	—	(294,000)
Decrease (increase) in cash and cash equivalents – restricted	45,670	(52,326)	(12,667)
Proceeds from exercise of stock options and stock purchase plans	919	2,548	2,136

Net cash flows provided by (used in) financing activities – continuing operations	(83,257)	224,137	285,071
Net cash flows provided by (used in) financing activities – discontinued operations	(1,671)	2,904	9,306

Net cash flows provided by (used in) financing activities	(84,928)	227,041	294,377

NET CHANGE IN CASH AND CASH EQUIVALENTS – UNRESTRICTED	89,438	(17,563)	16,671
CASH AND CASH EQUIVALENTS – UNRESTRICTED, beginning of year	9,194	26,757	10,086

CASH AND CASH EQUIVALENTS – UNRESTRICTED, end of year	$98,632	$9,194	$26,757

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000
(Amounts in thousands)

		Additional			Other	Total
	Common	Paid-in	Retained	Unearned	Comprehensive	Stockholders’
	Stock	Capital	Earnings	Compensation	Income (Loss)	Equity

BALANCE, December 31, 1999	$333	$512,401	$391,506	$(1,570)	$99,060	$1,001,730
COMPREHENSIVE LOSS:
Net loss	—	—	(156,056)	—	—	(156,056)
Unrealized loss on investments, net	—	—	—	—	(81,901)	(81,901)
Foreign currency translation	—	—	—	—	(705)	(705)

Comprehensive loss						(238,662)
Exercise of stock options	2	1,845	—	—	—	1,847
Tax benefit on stock options	—	1,000	—	—	—	1,000
Employee stock plan purchases	—	289	—	—	—	289
Issuance of restricted stock	1	2,776	—	(2,777)	—	—
Cancellation of restricted stock	(2)	(4,705)	—	4,707	—	—
Compensation expense	—	173	—	(440)	—	(267)

BALANCE, December 31, 2000	334	513,779	235,450	(80)	16,454	765,937
COMPREHENSIVE LOSS:
Net loss	—	—	(47,796)	—	—	(47,796)
Reclassification of gain on marketable securities	—	—	—	—	(17,957)	(17,957)
Unrealized loss on interest rate caps	—	—	—	—	(213)	(213)
Minimum pension liability, net of deferred income taxes	—	—	—	—	(7,672)	(7,672)
Foreign currency translation	—	—	—	—	711	711

Comprehensive loss						(72,927)
Exercise of stock options	2	2,327	—	—	—	2,329
Tax benefit on stock options	—	720	—	—	—	720
Employee stock plan purchases	—	219	—	—	—	219
Issuance of restricted stock	1	3,664	—	(3,665)	—	—
Cancellation of restricted stock	—	(928)	—	928	—	—
Compensation expense	—	(86)	—	796	—	710

BALANCE, December 31, 2001	337	519,695	187,654	(2,021)	(8,677)	696,988
COMPREHENSIVE INCOME:
Net income	—	—	95,144	—	—	95,144
Unrealized loss on interest rate caps	—	—	—	—	(161)	(161)
Minimum pension liability, net of deferred income taxes	—	—	—	—	(7,252)	(7,252)
Foreign currency translation	—	—	—	—	755	755

Comprehensive income						88,486
Exercise of stock options	1	660	—	—	—	661
Tax benefit on stock options	—	28	—	—	—	28
Employee stock plan purchases	—	206	—	—	—	206
Modification of stock plan	—	52	—	—	—	52
Issuance of restricted stock	—	115	—	(115)	—	—
Issuance of stock warrants	—	40	—	—	—	40
Cancellation of restricted stock	—	(32)	—	32	—	—
Compensation expense	—	32	—	1,086	—	1,118

BALANCE, December 31, 2002	$338	$520,796	$282,798	$(1,018)	$(15,335)	$787,579

The accompanying notes are an integral part of these consolidated financial statements.

GAYLORD ENTERTAINMENT COMPANY AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	DESCRIPTION OF THE BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Gaylord Entertainment Company (the “Company”) is a diversified hospitality and entertainment company operating, through its subsidiaries, principally in three business segments: hospitality; attractions; and corporate and other. During the first quarter of 2003, the Company committed to a plan of disposal of the assets primarily used in the operation of WSM-FM and WWTN(FM) (collectively, the “Radio Operations”). The Radio Operations, along with other businesses with respect to which the Company pursued plans of disposal in 2002 and prior periods, have been presented as discontinued operations as described in more detail below and in Note 5. The Radio Operations were previously included in a fourth business segment, media, along with WSM-AM. Due to the Radio Operations being included in discontinued operations, WSM-AM is now grouped in the attractions business segment for all periods presented.

Business Segments

Hospitality

The hospitality segment includes the operations of Gaylord Hotels™ branded hotels and the Radisson Hotel at Opryland. At December 31, 2002, the Company owns and operates the Gaylord Opryland Resort Hotel and Convention Center (“Gaylord Opryland”) (formerly known as the Opryland Hotel Nashville), the Gaylord Palms Resort Hotel and Convention Center (“Gaylord Palms”) (formerly known as the Opryland Hotel Florida) and the Radisson Hotel at Opryland. Gaylord Opryland and the Radisson Hotel at Opryland are both located in Nashville, Tennessee. Gaylord Opryland is owned and operated by Opryland Hotel Nashville, LLC, a consolidated wholly-owned subsidiary incorporated in Delaware. The Gaylord Palms in Kissimmee, Florida opened in January 2002. The Company is developing a Gaylord hotel in Grapevine, Texas, which is expected to open in 2004. The Company has the option to purchase land for the development of a hotel in the Washington, D.C. area. This project is subject to the availability of financing and final approval of the Company’s Board of Directors.

Attractions

The attractions segment includes all of the Company’s Nashville-based tourist attractions. At December 31, 2002, these include the Grand Ole Opry, the General Jackson Showboat, the Wildhorse Saloon, the Ryman Auditorium and the Springhouse Golf Club, among others. The attractions segment also includes WSM-AM and Corporate Magic, which specializes in the production of creative events in the corporate entertainment marketplace. During 1999, the Company created a new division, Gaylord Digital, formed to initiate a focused Internet strategy as further discussed in Note 6. During 2000, the Company closed Gaylord Digital, as further discussed in Note 3.

Corporate and Other

Corporate includes salaries and benefits of the Company’s executive and administrative personnel and various other overhead costs. This segment also includes the expenses associated with the Company’s ownership of various investments, including Bass Pro, the Nashville Predators, the naming rights agreement and Opry Mills. The Company owns minority interests in Bass Pro, Inc. (“Bass Pro”), a leading retailer of premium outdoor sporting goods and fishing products, and the Nashville Predators, a National Hockey League professional team. Until the second quarter of 2002, the Company owned a minority interest in a partnership with The Mills Corporation that developed Opry Mills, a Nashville entertainment and retail complex, which opened in May 2000. The Company sold its interest in Opry Mills during 2002 to certain affiliates of The Mills Corporation, as further discussed in Note 7. During the first quarter of 2002, the Company disclosed that it intended to dispose of its investment in the Nashville Predators.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and all of its majority-owned subsidiaries. Investments in less than 50% owned limited partnerships are accounted for utilizing the equity method. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents - Unrestricted

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Cash and Cash Equivalents - Restricted

Restricted cash and cash equivalents represent cash held in escrow for required capital expenditures, property taxes, insurance payments and other reserves required pursuant to the terms of the Company’s debt agreements, as further described in Note 12. The Company also has restricted cash balances of $0.6 million which collateralize certain outstanding letters of credit.

Supplemental Cash Flow Information

Cash paid for interest for the years ended December 31 was comprised of (amounts in thousands):

	2002	2001	2000

Debt interest paid	$17,749	$23,405	$13,043
Deferred financing costs paid	—	19,582	195,452
Capitalized interest	(6,825)	(18,781)	(6,775)

Cash interest paid, net of capitalized interest	$10,924	$24,206	$201,720

Income taxes refunds received were $64.6 million, $23.9 million and $18.5 million for the years ended December 31, 2002, 2001 and 2000, respectively.

Accounts Receivable

The Company’s accounts receivable are primarily generated by meetings and convention attendees’ room nights. Receivables arising from these sales are not collateralized. Credit risk associated with the accounts receivable is minimized due to the large and diverse nature of the customer base. No customer accounted for more than 10% of the Company’s trade receivables at December 31, 2002.

Allowance for Doubtful Accounts

The Company provides allowances for doubtful accounts based upon a percentage of revenue and periodic evaluations of the aging of accounts receivable. At December 31, 2001, the Company had fully reserved a $2.4 million trade receivable from a customer. During 2002, the Company learned the customer would not be able to pay the Company for the receivable and therefore, wrote the trade receivable off against the related reserve.

Deferred Financing Costs

Deferred financing costs consist of prepaid interest, loan fees and other costs of financing that are amortized over the term of the related financing agreements, using the effective interest method. For the years ended December 31, 2002, 2001 and 2000, deferred financing costs of $36.2 million, $36.0 million and $20.8 million, respectively, were amortized and recorded as interest expense in the accompanying consolidated statements of operations. The current portion of deferred financing costs at December 31, 2002 represents the amount of prepaid contract payments related to the secured forward exchange contract discussed in Note 10 that will be amortized in the coming year.

Property and Equipment

Property and equipment are stated at cost. Improvements and significant renovations that extend the lives of existing assets are capitalized. Interest on funds borrowed to finance the construction of major capital additions is included in the cost of the applicable capital addition. Maintenance and repairs are charged to expense as incurred. Property and equipment are depreciated using the straight-line method over the following estimated useful lives:

Buildings	40 years
Land improvements	20 years
Attractions-related equipment	16 years
Furniture, fixtures and equipment	3-8 years
Leasehold improvements	The shorter of the lease term or useful life

Impairment of Long-Lived Assets and Goodwill

In accounting for the Company’s long-lived assets other than goodwill, the Company applies the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. The Company adopted the provisions of SFAS No. 144 during 2001 with an effective date of January 1, 2001.

Goodwill and Intangibles

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141, “Business Combinations”, and SFAS No. 142, “Goodwill and Other Intangible Assets”. SFAS No. 141 supersedes Accounting Principles Board (“APB”) Opinion No. 16, “Business Combinations”, and requires the use of the purchase method of accounting for all business combinations prospectively. SFAS No. 141 also provides guidance on recognition of intangible assets apart from goodwill. The Company adopted the provisions of SFAS No. 141 in June of 2001. SFAS No. 142 supercedes APB Opinion No. 17, “Intangible Assets”, and changes the accounting for goodwill and intangible assets. Under SFAS No. 142, goodwill and intangible assets with indefinite useful lives are no longer amortized but are tested for impairment at least annually and whenever events or circumstances occur indicating that these intangible assets may be impaired. The Company adopted the provisions of SFAS No. 142 effective January 1, 2002, and as a result, the Company ceased the amortization of goodwill on that date. In accordance with the provisions of SFAS No. 142, the Company performs its annual review of impairment of goodwill by comparing the carrying value of the applicable reporting unit to the fair value of the reporting unit. If the fair value is less than the carrying value then the Company measures potential impairment by assigning the assets and liabilities of the Company to the reporting unit in a manner similar to a purchase transaction, in accordance with the provisions of SFAS No. 141, and comparing the implied value of goodwill to its carrying value. The Company’s goodwill and intangibles are discussed further in Note 19.

Leases

The Company is leasing a 65.3 acre site in Osceola County, Florida on which the Gaylord Palms is located and has various other leasing arrangements, including leases for office space and office equipment. The Company accounts for lease obligations in accordance with SFAS No. 13, “Accounting for Leases”, and related interpretations. The Company’s leases are discussed further in Note 16.

Investments

The Company owns investments in marketable securities and has minority interest investments in certain businesses. Marketable securities are accounted for in accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities”. Generally, non-marketable investments (excluding limited partnerships) in which the Company owns less than 20 percent are accounted for using the cost method of accounting and investments in which the Company owns between 20 percent and 50 percent and limited partnerships are accounted for using the equity method of accounting.

Other Assets

Other current and long-term assets of continuing operations at December 31 consist of (amounts in thousands):

	2002	2001

Other current assets:
Other current receivables	$5,916	$5,097
Note receivable – current portion	10,000	—
Inventories	3,900	3,450
Prepaid expenses	3,850	5,949
Current income tax receivable	1,478	—
Other current assets	745	645

Total other current assets	$25,889	$15,141

Other long-term assets:
Note receivable	$7,500	$17,791
Deferred software costs, net	11,101	7,980
Other long-term assets	5,722	4,282

Total other long-term assets	$24,323	$30,053

Other current assets

Other current receivables result primarily from non-operating income and are due within one year. The current note receivable at December 31, 2002, is an unsecured note receivable from Bass Pro, which bears interest at a fixed annual rate of 8% which is payable annually. This note matures in October 2003. Inventories consist primarily of merchandise for resale and are carried at the lower of cost or market. Cost is computed on an average cost basis. Prepaid expenses consist of prepaid insurance and contracts that will be expensed during the subsequent year.

Other long-term assets

Long-term note receivable relates to an separate unsecured note receivable from Bass Pro. This long-term note receivable bears interest at a variable rate which is payable quarterly and matures in 2009.

The Company capitalizes the costs of computer software for internal use in accordance with the American Institute of Certified Public Accountants (“AICPA”) Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Accordingly, the Company capitalized the external costs to acquire and develop computer software and certain internal payroll costs during 2002 and 2001. Deferred software costs are amortized on a straight-line basis over their estimated useful lives of 3 to 5 years.

Preopening Costs

In accordance with AICPA SOP 98-5, “Reporting on the Costs of Start-Up Activities”, the Company expenses the costs associated with preopening expenses related to the construction of new hotels, start-up activities and organization costs as incurred.

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities of continuing operations at December 31 consist of (amounts in thousands):

	2002	2001

Trade accounts payable	$7,524	$6,774
Accrued construction in progress	17,484	27,011
Property and other taxes payable	15,854	15,321
Deferred revenues	11,879	7,311
Accrued salaries and benefits	7,679	6,990
Restructuring accruals	701	5,737
Accrued self-insurance reserves	3,755	4,848
Accrued interest payable	554	1,099
Accrued advertising and promotion	4,206	1,728
Other accrued liabilities	11,049	11,224

Total accounts payable and accrued liabilities	$80,685	$88,043

Deferred revenues consist primarily of deposits on advance room bookings and advance ticket sales at the Company’s tourism properties. The Company is self-insured up to a stop loss for certain losses relating to workers’ compensation claims, employee medical benefits and general liability claims. The Company recognizes self-insured losses based upon estimates of the aggregate liability for uninsured claims incurred using certain actuarial assumptions followed in the insurance industry or the Company’s historical experience.

Income Taxes

In accordance with SFAS No. 109, “Accounting for Income Taxes”, the Company establishes deferred tax assets and liabilities based on the difference between the financial statement and income tax carrying amounts of assets and liabilities using existing tax laws and tax rates. See Note 13 for more detail on the Company’s income taxes.

Minority Interests of Discontinued Operations

Minority interests relate to the interests in consolidated companies that the Company does not wholly own. The Company allocates income or loss to the minority interests based on the percentage ownership throughout the year.

Revenue Recognition

Revenues are recognized when services are provided or goods are shipped, as applicable. Provision for returns and other adjustments are provided for in the same period the revenues are recognized.

Advertising Costs

Advertising costs are expensed as incurred. Advertising costs from continuing operations were $22.8 million, $25.7 million and $40.4 million for the years ended December 31, 2002, 2001 and

2000, respectively. The decrease in advertising expense during 2002 and 2001 compared to 2000 was due to the closing of Gaylord Digital as discussed in Note 3.

Stock-Based Compensation

SFAS No. 123, “Accounting for Stock-Based Compensation”, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method as prescribed in APB Opinion No. 25, “Accounting for Stock Issued to Employees”, and related Interpretations, under which no compensation cost related to employee stock options has been recognized. In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of SFAS No. 123”. SFAS No. 148 amends SFAS No. 123 to provide two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the amended disclosure provisions of SFAS No. 148 on December 31, 2002 and the information contained in this report reflects the disclosure requirements of the new pronouncement. The Company will continue to account for employee stock-based compensation in accordance with APB Opinion No. 25.

If compensation cost for these plans had been determined consistent with SFAS No. 123, the Company’s net income (loss) (in thousands) and income (loss) per share (in dollars) for the years ended December 31 would have been reduced (increased) to the following pro forma amounts:

	2002	2001	2000

NET INCOME (LOSS):
As reported	$95,144	$(47,796)	$(156,056)
Stock-based employee compensation, net of tax effect	3,190	2,412	1,233

Pro forma	$91,954	$(50,208)	$(157,289)

INCOME (LOSS) PER SHARE:
As reported	$2.82	$(1.42)	$(4.67)

Pro forma	$2.72	$(1.50)	$(4.71)

INCOME (LOSS) PER SHARE – ASSUMING DILUTION:
As reported	$2.82	$(1.42)	$(4.67)

Pro forma	$2.72	$(1.50)	$(4.71)

The Company’s stock-based compensation is further described in Note 15.

Discontinued Operations

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. SFAS No. 144 superseded SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of” and the accounting and reporting provisions for the disposal of a segment of a business of APB Opinion No. 30, “Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions”.

SFAS No. 144 retained the requirements of SFAS No. 121 for the recognition and measurement of an impairment loss and broadened the presentation of discontinued operations to include a component of an entity (rather than a segment of a business). The Company adopted the provisions of SFAS No. 144 during 2001 with an effective date of January 1, 2001.

In accordance with the provisions of SFAS No. 144, the Company has presented the operating results, financial position and cash flows of the following businesses as discontinued operations in the accompanying consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002: WSM-FM and WWTN(FM), Word Entertainment (“Word”), the Company’s contemporary Christian music business; the Acuff-Rose Music Publishing entity; GET Management, the Company’s artist management business which was sold during 2001; the Company’s ownership interest in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma; the Company’s international cable networks; the businesses sold to affiliates of The Oklahoma Publishing Company (“OPUBCO”) in 2001 consisting of Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company; and the Company’s water taxis that were sold in 2001. The results of operations of these businesses, including impairment and other charges, restructuring charges and any gain or loss on disposal, have been reflected as discontinued operations, net of taxes, in the accompanying consolidated statements of operations and the assets and liabilities of these businesses are reflected as discontinued operations in the accompanying consolidated balance sheets, as further described in Note 5.

Income (Loss) Per Share

SFAS No. 128, “Earnings Per Share”, established standards for computing and presenting earnings per share. Under the standards established by SFAS No. 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding after considering the effect of conversion of dilutive instruments, calculated using the treasury stock method. Income per share amounts are calculated as follows for the years ended December 31 (income and share amounts in thousands):

	2002

	Income	Shares	Per Share

Net income	$95,144	33,763	$2.82
Effect of dilutive stock options	—	31	—

Net income – assuming dilution	$95,144	33,794	$2.82

	2001

	Loss	Shares	Per Share

Net loss	$(47,796)	33,562	$(1.42)
Effect of dilutive stock options	—	—	—

Net loss – assuming dilution	$(47,796)	33,562	$(1.42)

	2000

	Loss	Shares	Per Share

Net loss	$(156,056)	33,389	$(4.67)
Effect of dilutive stock options	—	—	—

Net loss – assuming dilution	$(156,056)	33,389	$(4.67)

For the years ended December 31, 2001 and 2000, the effect of dilutive stock options was the equivalent of 99,000 shares and 120,000 shares, respectively, of common stock outstanding. Because the Company had a net loss in each of the years ended December 31, 2001 and 2000, these incremental shares were excluded from the computation of diluted earnings per share for those years as the effect of their inclusion would be anti-dilutive.

Comprehensive Income

SFAS No. 130, “Reporting Comprehensive Income”, requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The Company’s comprehensive income (loss) is presented in the accompanying consolidated statements of stockholders’ equity.

Financial Instruments

The Company’s carrying value of its debt and long-term notes receivable approximates fair value based upon the variable nature of these financial instruments’ interest rates. Certain of the Company’s investments are carried at fair value determined using quoted market prices as discussed further in Note 9. The carrying amount of short-term financial instruments (cash, trade receivables, accounts payable and accrued liabilities) approximates fair value due to the short maturity of those instruments. The concentration of credit risk on trade receivables is minimized by the large and diverse nature of the Company’s customer base.

Derivatives and Hedging Activities

The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of certain owned marketable securities as discussed in Note 11. Effective January 1, 2001, the Company records derivatives in accordance with the provisions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, which was subsequently amended by SFAS No. 138. SFAS No. 133, as amended, established accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. Changes in the fair value of those instruments are reported in earnings or other comprehensive income depending on the use of the derivative and whether it qualifies for hedge accounting.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Newly Issued Accounting Standards

In July 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 replaces Emerging Issues Task Force (“EITF”) No. 94-3. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, whereas EITF No. 94-3 had recognized the liability at the commitment date to an exit plan. The Company is required to adopt the provisions of SFAS No. 146 effective for exit or disposal activities initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a significant impact on previously reported costs.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of SFAS No. 123”. SFAS No. 148 amends SFAS No. 123 to provide two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. This statement also amends the disclosure requirements of SFAS No. 123 to require certain disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company adopted the amended disclosure provisions of SFAS No. 148 on December 31, 2002 and the information contained in this report reflect the disclosure requirements of the new pronouncement. The Company will continue to account for employee stock-based compensation in accordance with APB Opinion No. 25.

2.	CONSTRUCTION FUNDING REQUIREMENTS

Additional long-term financing is required to fund the Company’s construction commitments related to its hotel development projects and to fund its overall anticipated operating losses in 2003. As of December 31, 2002, the Company had $98.6 million in unrestricted cash and the net cash flows from certain operations to fund its cash requirements including the Company’s 2003 construction commitments related to its hotel construction projects. These resources are not adequate to fund all of the Company’s 2003 construction commitments.

During May of 2003, the Company finalized a $225 million credit facility (the “2003 Loans”) with Deutsche Bank Trust Company Americas, Bank of America, N.A., CIBC Inc. and a syndicate of other lenders. The 2003 Loans consist of a $25 million senior revolving facility, a $150 million senior term loan and a $50 million subordinated term loan. The 2003 Loans are due in 2006. The senior loan bears interest of LIBOR plus 3.5%. The subordinated loan bears interest of LIBOR plus 8.0%. The 2003 Loans are secured by the Gaylord Palms assets and the Gaylord Texas Hotel. At the time of closing the 2003 Loans, the Company engaged LIBOR interest rate swaps which fixed the LIBOR rates of the 2003 Loans at 1.48% in year one and 2.09% in year two. The Company is required to pay a commitment fee equal to 0.5% per year of the average daily unused portion of the 2003 Loans. At the end of the second quarter of 2003, the Company had 100% borrowing capacity of the $25 million revolver. Proceeds of the 2003 Loans were used to pay off the Term Loan of $60 million (see Note 12) and the remaining net proceeds of approximately $134 million were deposited into an escrow account for the completion of the construction of the Texas hotel. The provisions of the 2003 Loans contain covenants and restrictions including compliance with certain financial covenants, restrictions on additional indebtedness, escrowed cash balances, as well as other customary restrictions.

3.	IMPAIRMENT AND OTHER CHARGES

During 2000, the Company experienced a significant number of departures from its senior management, including the Company’s president and chief executive officer. In addition, the Company continued to produce weaker than anticipated operating results during 2000 while attempting to fund its capital requirements related to its hotel construction project in Florida and hotel development activities in Texas. As a result of these factors, during 2000, the Company completed an assessment of its strategic alternatives related to its operations and capital requirements and developed a strategic plan designed to refocus the Company’s operations, reduce its operating losses and reduce its negative cash flows (the “2000 Strategic Assessment”).

As a result of the 2000 Strategic Assessment, the Company adopted a plan to divest a number of its under-performing businesses through sale or closure and to curtail certain projects and business lines that were no longer projected to produce a positive return. As a result of the completion of the 2000 Strategic Assessment, the Company recognized pretax impairment and other charges in accordance with the provisions of SFAS No. 121 and other relevant authoritative literature.

During 2001, the Company named a new chairman and a new chief executive officer, and had numerous changes in senior management, primarily because of certain 2000 events discussed below. The new management team instituted a corporate reorganization and the reevaluation of the Company’s businesses and other investments (the “2001 Strategic Assessment”). As a result of the 2001 Strategic Assessment, the Company determined that the carrying value of certain long-lived assets were not fully recoverable and recorded pretax impairment and other charges from continuing operations in accordance with the provisions of SFAS No. 144.

The components of the impairment and other charges related to continuing operations for the years ended December 31 are as follows (amounts in thousands):

	2001	2000

Programming, film and other content	$6,858	$7,410
Gaylord Digital and other technology investments	4,576	48,127
Property and equipment	2,828	3,397
Orlando-area Wildhorse Saloon	—	15,854
Other	—	872

Total impairment and other charges	$14,262	$75,660

Additional impairment and other charges of $53.7 million and $29.9 million during 2001 and 2000, respectively, are included in discontinued operations.

2001 Impairment and Other Charges

The Company began production of an IMAX movie during 2000 to portray the history of country music. As a result of the 2001 Strategic Assessment, the carrying value of the IMAX film asset was reevaluated on the basis of its estimated future cash flows resulting in an impairment charge of $6.9 million. At December 31, 2000, the Company held a minority investment in a technology start-up business. During 2001, the unfavorable environment for technology businesses created difficulty for this business to obtain adequate capital to execute its business plan and, subsequently, the Company was notified that this technology business had been unsuccessful in arranging financing, resulting in an impairment charge of $4.6 million. The Company also recorded an impairment charge related to idle real estate of $2.0 million during 2001 based upon an assessment of the value of the property. The Company sold this idle real estate during the second quarter of 2002. Proceeds from the sale approximated the carrying value of the property. In addition, the Company recorded an impairment charge for other idle property and equipment totaling $0.8 million during 2001 primarily due to the consolidation of offices resulting from personnel reductions as discussed in Note 3.

2000 Impairment and Other Charges

The Company’s 2000 Strategic Assessment of its programming, film and other content assets resulted in pretax impairment and other charges of $7.4 million based upon the projected cash flows for these assets. This charge included investments of $5.1 million, other receivables of $2.1 million and music and film catalogs of $0.2 million.

The Company closed Gaylord Digital, its Internet-related business in 2000. During 1999 and 2000, Gaylord Digital was unable to produce the operating results initially anticipated and required an extensive amount of capital to fund its operating losses, investments and technology infrastructure. As a result of the closing, the Company recorded a pretax charge of $48.1 million in 2000 to reduce the carrying value of Gaylord Digital’s assets to their fair value based upon estimated selling prices. The Gaylord Digital charge included the write-down of intangible assets of $25.8 million, property and equipment (including software) of $14.8 million, investments of $7.0 million and other assets of $0.6 million. The operating results of Gaylord Digital are included in continuing operations. Excluding the effect of the impairment and other charges, Gaylord Digital had revenues of $3.9 million and operating losses of $27.5 million for the year ended December 31, 2000.

During the course of conducting the 2000 Strategic Assessment, other property and equipment of the Company were reviewed to determine whether the change in the Company’s strategic direction resulted in additional impaired assets. This review indicated that certain property and equipment would not be recovered by projected cash flows. The Company recorded pretax impairment and other charges related to its property and equipment of $3.4 million. These charges included property and equipment write-downs in the hospitality segment of $1.4 million, in the attractions segment of $0.5 million and in the corporate and other segment of $1.5 million.

During November 2000, the Company ceased the operations of the Orlando-area Wildhorse Saloon. Walt Disney World® Resort paid the Company approximately $1.8 million for the net assets of the Orlando-area Wildhorse Saloon and released the Company from its operating lease for the Wildhorse Saloon location. As a result of this divestiture, the Company recorded pretax charges of $15.9 million to reflect the impairment and other charges related to the divestiture. The Orlando-area Wildhorse Saloon charges included the write-off of equipment of $9.4 million, intangible assets of $8.1 million and other working capital items of $0.1 million offset by the $1.8 million of proceeds received from Disney. The operating results of the Orlando-area Wildhorse Saloon are included in continuing operations. Excluding the effect of the impairment and other charges, the Orlando-area Wildhorse Saloon had revenues of $4.4 million and operating losses of $1.6 million for the year ended December 31, 2000.

4.	RESTRUCTURING CHARGES

The following table summarizes the activities of the restructuring charges for continuing operations for the years ended December 31, 2002, 2001 and 2000 (amounts in thousands):

	Balance at	Restructuring charges		Balance at
	December 31, 2001	and adjustments	Payments	December 31, 2002

2002 restructuring charge	$—	$1,062	$1,062	$—
2001 restructuring charges	4,168	(1,079)	2,658	431
2000 restructuring charge	1,569	—	1,299	270

	$5,737	$(17)	$5,019	$701

	Balance at	Restructuring charges		Balance at
	December 31, 2000	and adjustments	Payments	December 31, 2001

2001 restructuring charges	$—	$5,848	$1,680	$4,168
2000 restructuring charge	10,825	(3,666)	5,590	1,569

	$10,825	$2,182	$7,270	$5,737

	Balance at	Restructuring charges		Balance at
	December 31, 1999	and adjustments	Payments	December 31, 2000

2000 restructuring charge	$—	$13,186	$2,361	$10,825
1999 restructuring charge	469	(234)	235	—

	$469	$12,952	$2,596	$10,825

2002 Restructuring Charge

As part of the Company’s ongoing assessment of operations, the Company identified certain duplication of duties within divisions and realized the need to streamline those tasks and duties. Related to this assessment, during the second quarter of 2002 the Company adopted a plan of restructuring resulting in a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits unrelated to the discontinued operations. These restructuring charges were recorded in accordance with EITF Issue No. 94-3. As of December 31, 2002, the Company has recorded cash payments of $1.1 million against the 2002 restructuring accrual. During the fourth quarter of 2002, the outplacement agreements expired related to the 2002 restructuring charge. Therefore, the Company reversed the remaining $67,000. There was no remaining balance of the 2002 restructuring accrual at December 31, 2002.

2001 Restructuring Charges

During 2001, the Company recognized net pretax restructuring charges from continuing operations of $5.8 million related to streamlining operations and reducing layers of management. These restructuring charges were recorded in accordance with EITF Issue No. 94-3. During the second quarter of 2002, the Company entered into two subleases to lease certain office space the

Company previously had recorded in the 2001 restructuring charges. As a result, the Company reversed $0.9 million of the 2001 restructuring charges during 2002 related to continuing operations based upon the occurrence of certain triggering events. Also during the second quarter of 2002, the Company evaluated the 2001 restructuring accrual and determined certain severance benefits and outplacement agreements had expired and adjusted the previously recorded amounts by $0.2 million. As of December 31, 2002, the Company has recorded cash payments of $4.4 million against the 2001 restructuring accrual. The remaining balance of the 2001 restructuring accrual at December 31, 2002 of $0.4 million is included in accounts payable and accrued liabilities in the consolidated balance sheets. The Company expects the remaining balances of the 2001 restructuring accrual to be paid during 2005.

2000 Restructuring Charge

As part of the Company’s 2000 strategic assessment, the Company recognized pretax restructuring charges of $13.1 million related to continuing operations during 2000, in accordance with EITF Issue No. 94-3. Additional restructuring charges of $3.2 million during 2000 were included in discontinued operations. During the second quarter of 2002, the Company entered into a sublease that reduced the liability the Company was originally required to pay and the Company reversed $0.1 million of the 2000 restructuring charge related to the reduction in required payments. During 2001, the Company negotiated reductions in certain contract termination costs, which allowed the reversal of $3.7 million of the restructuring charges originally recorded during 2000. As of December 31, 2002, the Company has recorded cash payments of $9.3 million against the 2000 restructuring accrual related to continuing operations. The remaining balance of the 2000 restructuring accrual at December 31, 2002 of $0.3 million, from continuing operations, is included in accounts payable and accrued liabilities in the consolidated balance sheets, which the Company expects to be paid during 2005.

5.	DISCONTINUED OPERATIONS

As discussed in Note 1, the Company has reflected the following businesses as discontinued operations, consistent with the provisions of SFAS No. 144 and APB No. 30. The results of operations, net of taxes, (prior to their disposal where applicable) and the carrying value of the assets and liabilities of these businesses have been reflected in the accompanying consolidated financial statements as discontinued operations in accordance with SFAS No. 144 for all periods presented. These restatements did not impact cash flows from operating, investing or financing activities.

WSM-FM and WWTN(FM)

During the first quarter of 2003, the Company committed to a plan of disposal of WSM-FM and WWTN(FM). Subsequent to committing to a plan of disposal during the first quarter of 2003, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus Broadcasting, Inc. (“Cumulus”) in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 22, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million, at which time, net proceeds of approximately $50 million were placed in an escrow account for completion of the Texas hotel. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

Acuff-Rose Music Publishing

During the second quarter of 2002, the Company committed to a plan of disposal of its Acuff-Rose Music Publishing catalog entity. During the third quarter of 2002, the Company finalized the sale of the Acuff-Rose Music Publishing entity to Sony/ATV Music Publishing for approximately $157.0 million in cash. The Company recognized a pretax gain of $130.6 million during the third quarter of 2002 related to the sale in discontinued operations. The gain on the sale of Acuff-Rose Music Publishing is recorded in the income from discontinued operations in the consolidated statement of operations. Proceeds of $25.0 million were used to reduce the Company’s outstanding indebtedness as further discussed in Note 12.

OKC Redhawks

During 2002, the Company committed to a plan of disposal of its ownership interests in the Redhawks, a minor league baseball team based in Oklahoma City, Oklahoma.

Word Entertainment

During 2001, the Company committed to a plan to sell Word Entertainment. As a result of the decision to sell Word Entertainment, the Company reduced the carrying value of Word Entertainment to its estimated fair value by recognizing a pretax charge of $30.4 million in discontinued operations during 2001. The estimated fair value of Word Entertainment’s net assets was determined based upon ongoing negotiations with potential buyers. Related to the decision to sell Word Entertainment, a pretax restructuring charge of $1.5 million was recorded in discontinued operations in 2001. The restructuring charge consisted of $0.9 million related to lease termination costs and $0.6 million related to severance costs. In addition, the Company recorded a reversal of $0.1 million of restructuring charges originally recorded during 2000. During the first quarter of 2002, the Company sold Word Entertainment’s domestic operations to an affiliate of Warner Music Group for $84.1 million in cash, subject to future purchase price adjustments. The Company recognized a pretax gain of $0.5 million in discontinued operations during the first quarter of 2002 related to the sale of Word Entertainment. Proceeds from the sale of $80.0 million were used to reduce the Company’s outstanding indebtedness as further discussed in Note 12.

International Cable Networks

During the second quarter of 2001, the Company adopted a formal plan to dispose of its international cable networks. As part of this plan, the Company hired investment bankers to facilitate the disposition process, and formal communications with potentially interested parties began in July 2001. In an attempt to simplify the disposition process, in July 2001, the Company acquired an additional 25% ownership interest in its music networks in Argentina, increasing its ownership interest from 50% to 75%. In August 2001, the partnerships in Argentina finalized a pending transaction in which a third party acquired a 10% ownership interest in the companies in exchange for satellite, distribution and sales services, bringing the Company’s interest to 67.5%.

In December 2001, the Company made the decision to cease funding of its cable networks in Asia and Brazil as well as its partnerships in Argentina if a sale had not been completed by February 28, 2002. At that time the Company recorded pretax restructuring charges of $1.9 million consisting of $1.0 million of severance and $0.9 million of contract termination costs related to the networks. Also during 2001, the Company negotiated reductions in the contract termination costs with several vendors that resulted in a reversal of $0.3 million of restructuring charges originally recorded during 2000. Based on the status of the Company’s efforts to sell its international cable networks at the end of 2001, the Company recorded pretax impairment and other charges of $23.3 million during 2001. Included in this charge are the impairment of an investment in the two Argentina-based music channels totaling $10.9 million, the impairment of fixed assets, including capital leases associated with certain transponders leased by the Company, of $6.9 million, the impairment of a receivable of $3.0 million from the Argentina-based channels, current assets of $1.5 million, and intangible assets of $1.0 million.

During the first quarter of 2002, the Company finalized a transaction to sell certain assets of its Asia and Brazil networks, including the assignment of certain transponder leases. Also during the first quarter of 2002, the Company ceased operations based in Argentina. The transponder lease assignment requires the Company to guarantee lease payments in 2002 from the acquirer of these networks. As such, the Company recorded a lease liability for the amount of the assignee’s portion of the transponder lease.

Businesses Sold to OPUBCO

During 2001, the Company sold five businesses (Pandora Films, Gaylord Films, Gaylord Sports Management, Gaylord Event Television and Gaylord Production Company) to affiliates of OPUBCO for $22.0 million in cash and the assumption of debt of $19.3 million. The Company recognized a pretax loss of $1.7 million related to the sale in discontinued operations in the accompanying consolidated statement of operations. OPUBCO owns a minority interest in the Company. During 2002, three of the Company’s directors are also directors of OPUBCO and voting trustees of a voting trust that controls OPUBCO. Additionally, these three directors collectively own a significant ownership interest in the Company.

The following table reflects the results of operations of businesses accounted for as discontinued operations for the years ended December 31 (amounts in thousands):

	2002	2001	2000

REVENUES:
Radio Operations	$10,240	$8,207	$8,865
Acuff-Rose Music Publishing	7,654	14,764	14,100
Redhawks	6,289	6,122	5,890
Word Entertainment	2,594	115,677	130,706
International cable networks	744	5,025	6,606
Businesses sold to OPUBCO	—	2,195	39,706
Other	—	609	1,900

Total revenues	$27,521	$152,599	$207,773

OPERATING INCOME (LOSS):
Radio Operations	$1,305	$2,184	$3,200
Acuff-Rose Music Publishing	933	2,119	1,688
Redhawks	841	363	169
Word Entertainment	(917)	(5,710)	(15,241)
International cable networks	(1,576)	(6,375)	(9,655)
Businesses sold to OPUBCO	—	(1,816)	(8,240)
Other	—	(383)	(144)
Impairment and other charges	—	(53,716)	(29,878)
Restructuring charges	(20)	(2,959)	(3,241)

Total operating income (loss)	566	(66,293)	(61,342)
INTEREST EXPENSE	(81)	(797)	(1,322)
INTEREST INCOME	81	199	683
OTHER GAINS AND LOSSES	135,442	(4,131)	(4,419)

Income (loss) before benefit for income taxes	136,008	(71,022)	(66,400)
PROVISION (BENEFIT) FOR INCOME TAXES	50,251	(22,189)	(18,800)

Net income (loss) from discontinued operations	$85,757	$(48,833)	$(47,600)

The assets and liabilities of the discontinued operations presented in the accompanying consolidated balance sheets at December 31 are comprised of (amounts in thousands):

	2002	2001

CURRENT ASSETS:
Cash and cash equivalents	$1,812	$3,889
Trade receivables, less allowance of $2,938 and $5,132, respectively	1,954	29,990
Inventories	163	6,486
Prepaid expenses	97	10,333
Other current assets	69	891

Total current assets	4,095	51,589

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	5,157	19,497
GOODWILL	3,527	31,053
INTANGIBLE ASSETS, NET OF ACCUMULATED AMORTIZATION	3,942	6,125
MUSIC AND FILM CATALOGS	—	26,274
OTHER LONG-TERM ASSETS	702	5,632

Total long-term assets	13,328	88,581

Total assets	$17,423	$140,170

CURRENT LIABILITIES:
Current portion of long-term debt	$94	$5,515
Accounts payable and accrued liabilities	6,558	25,713

Total current liabilities	6,652	31,228
LONG-TERM DEBT, NET OF CURRENT PORTION	—	—
OTHER LONG-TERM LIABILITIES	789	844

Total long-term liabilities	789	844

Total liabilities	7,441	32,072

MINORITY INTEREST OF DISCONTINUED OPERATIONS	1,885	1,679

TOTAL LIABILITIES AND MINORITY INTEREST OF DISCONTINUED OPERATIONS	$9,326	$33,751

6.	ACQUISITIONS

During 2000, the Company acquired Corporate Magic, a company specializing in the production of creative events in the corporate entertainment marketplace, for $7.5 million in cash and a $1.5 million note payable. The acquisition was financed through borrowings under the Company’s revolving credit agreement and was accounted for using the purchase method of accounting. The operating results of Corporate Magic have been included in the accompanying consolidated financial statements from the date of the acquisition.

During 1999, the Company formed Gaylord Digital, its Internet initiative, and acquired 84% of two online operations, Musicforce.com and Lightsource.com, for approximately $23.4 million in cash. During 2000, the Company acquired the remaining 16% of Musicforce.com and Lightsource.com for approximately $6.5 million in cash. The acquisition was financed through borrowings under the Company’s revolving credit agreement and has been accounted for using the purchase method of accounting. The operating results of the online operations have been included in the accompanying consolidated financial statements from the date of acquisition of a controlling interest. During 2000, the Company announced the closing of Gaylord Digital, as further discussed in Note 3.

7.	DIVESTITURES

During 1998, the Company entered into a partnership with The Mills Corporation to develop the Opry Mills Shopping Center in Nashville, Tennessee. The Company held a one-third interest in the partnership as well as the title to the land on which the shopping center was constructed, which was being leased to the partnership. During the second quarter of 2002, the Company sold its partnership share to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate”, and other applicable pronouncements, the Company deferred approximately $20.0 million of the gain representing the estimated fair value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized the remainder of the proceeds, net of certain transaction costs, as a gain of approximately $10.6 million during the second quarter of 2002. During the third quarter of 2002, the Company sold its interest in the land lease to an affiliate of the Mills Corporation and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

During 2001, the indemnification period related to the Company’s 1999 disposition of television station KTVT in Dallas-Fort Worth ended, resulting in the recognition of a pretax gain of $4.6 million related to the reversal of previously recorded contingent liabilities. The gain is included in other gains and losses in the accompanying consolidated statements of operations.

During 2000, the Company sold its KOA Campground located near Gaylord Opryland for $2.0 million in cash. The Company recognized a pretax loss on the sale of $3.2 million, which is included in other gains and losses in the accompanying consolidated statements of operations. Also during 2000, the Company divested its Orlando-area Wildhorse Saloon and Gaylord Digital, as further discussed in Note 3.

8.	PROPERTY AND EQUIPMENT

Property and equipment of continuing operations at December 31 is recorded at cost and summarized as follows (amounts in thousands):

	2002	2001

Land and land improvements	$128,972	$95,113
Buildings	819,610	498,050
Furniture, fixtures and equipment	312,690	231,067
Construction in progress	207,215	474,697

	1,468,487	1,298,927
Accumulated depreciation	(358,324)	(307,735)

Property and equipment, net	$1,110,163	$991,192

Concurrent with the sale of the Opry Mills partnership, the Company purchased $5.0 million of land from The Mills Corporation.

The decrease in construction in progress during 2002 primarily relates to the opening of the Gaylord Palms which resulted in the transfer of assets previously recorded in construction in progress into the appropriate property and equipment categories as the assets were placed into service. The decrease in construction in progress was partially offset by an increase of the costs of the Texas hotel construction project. Buildings and furniture, fixtures and equipment also increased due to renovations at Gaylord Opryland. Depreciation expense of continuing operations for the years ended December 31, 2002, 2001 and 2000 was $52.7 million, $34.8 million and $35.4 million, respectively. Capitalized interest for the years ended December 31, 2002, 2001 and 2000 was $6.8 million, $18.8 million and $6.8 million, respectively.

9.	INVESTMENTS

Investments related to continuing operations at December 31 are summarized as follows (amounts in thousands):

	2002	2001

Viacom Class B non-voting common stock	$448,482	$485,782
Bass Pro	60,598	60,598
Other investments	—	3,792

Total investments	$509,080	$550,172

The Company acquired CBS Series B convertible preferred stock (“CBS Stock”) during 1999 as consideration in the divestiture of television station KTVT. CBS merged with Viacom in May 2000. As a result of the merger of CBS and Viacom, the Company received 11,003,000 shares of Viacom Class B non-voting common stock (“Viacom Stock”). The original carrying value of the CBS Stock was $485.0 million.

At December 31, 2000, the Viacom Stock was classified as available-for-sale as defined by SFAS No. 115, and accordingly, the Viacom Stock was recorded at market value, based upon the quoted market price, with the difference between cost and market value recorded as a component of other comprehensive income, net of deferred income taxes. In connection with the Company’s adoption of SFAS No. 133, effective January 1, 2001, the Company recorded a nonrecurring pretax gain of $29.4 million, related to reclassifying its investment in the Viacom Stock from available-for-sale to trading as defined by SFAS No. 115. This gain, net of taxes of $11.4 million, had been previously recorded as a component of stockholders’ equity. As trading securities, the Viacom Stock continues to be recorded at market value, but changes in market value are included as gains and losses in the consolidated statements of operations. For the year ended December 31, 2002, the Company recorded net pretax losses of $37.3 million related to the decrease in fair value of the Viacom Stock. For the year ended December 31, 2001, the Company recorded net pretax losses of $28.6 million related to the decrease in fair value of the Viacom Stock subsequent to January 1, 2001.

Bass Pro completed a restructuring at the end of 1999 whereby certain assets, including a resort hotel in Southern Missouri and an interest in a manufacturer of fishing boats, are no longer owned by Bass Pro. Subsequent to the Bass Pro restructuring, the Company’s ownership interest in Bass Pro equaled 19% and, accordingly, the Company accounts for the investment using the cost method of accounting. Prior to the restructuring, the Company accounted for the Bass Pro investment using the equity method of accounting through December 31, 1999.

During 1997, the Company purchased a 19.9% limited partnership interest in the Nashville Predators for $12.0 million. The Company accounts for its investment using the equity method as required by EITF Issue No. 02-14, “Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises

Significant Influence through Other Means”. The Company recorded its share of losses of $1.4 million, $3.9 million and $2.0 million during 2002, 2001 and 2000, respectively, resulting from the Nashville Predators’ net losses. The carrying value of the investment in the Predators was zero at December 31, 2002 and $1.4 million at December 31, 2001. The Company has not reduced its investment below zero as the Company is not obligated to make future contributions to the Predators.

10.	SECURED FORWARD EXCHANGE CONTRACT

During May 2000, the Company entered into a seven-year secured forward exchange contract (“SFEC”) with an affiliate of Credit Suisse First Boston with respect to 10,937,900 shares of Viacom Stock. The seven-year SFEC has a notional amount of $613.1 million and required contract payments based upon a stated 5% rate. The SFEC protects the Company against decreases in the fair market value of the Viacom Stock while providing for participation in increases in the fair market value, as discussed below. The Company realized cash proceeds from the SFEC of $506.5 million, net of discounted prepaid contract payments and prepaid interest related to the first 3.25 years of the contract and transaction costs totaling $106.6 million. In October 2000, the Company prepaid the remaining 3.75 years of contract interest payments required by the SFEC of $83.2 million. As a result of the prepayment, the Company will not be required to make any further contract payments during the seven-year term of the SFEC. Additionally, as a result of the prepayment, the Company was released from certain covenants of the SFEC, which related to sales of assets, additional indebtedness and liens. The unamortized balances of the prepaid contract interest are classified as current assets of $26.9 million as of December 31, 2002 and 2001 and long-term assets of $91.2 million and $118.1 million in the accompanying consolidated balance sheets as of December 31, 2002 and 2001, respectively. The Company is recognizing the prepaid contract payments and deferred financing charges associated with the SFEC as interest expense over the seven-year contract period using the effective interest method. The Company utilized $394.1 million of the net proceeds from the SFEC to repay all outstanding indebtedness under its 1997 revolving credit facility. As a result of the SFEC, the 1997 revolving credit facility was terminated.

The Company’s obligation under the SFEC is collateralized by a security interest in the Company’s Viacom Stock. At the end of the seven-year contract term, the Company may, at its option, elect to pay in cash rather than by delivery of all or a portion of the Viacom Stock. The SFEC eliminates the Company’s exposure to any decline in Viacom’s share price below $56.05. During the seven-year term of the SFEC, if the Viacom Stock appreciates by 35% or less, the Company will retain the increase in value of the Viacom Stock. If the Viacom Stock appreciates by more than 35%, the Company will retain the first 35% increase in value of the Viacom Stock and approximately 25.9% of any appreciation in excess of 35%.

In accordance with the provisions of SFAS No. 133, as amended, certain components of the secured forward exchange contract are considered derivatives, as discussed in Note 11.

11.	DERIVATIVE FINANCIAL INSTRUMENTS

The Company utilizes derivative financial instruments to reduce interest rate risks and to manage risk exposure to changes in the value of its Viacom Stock. In accordance with the provisions of SFAS No. 133, as amended, the Company recorded a gain of $11.2 million, net of taxes of $7.1 million, as a cumulative effect of an accounting change effective January 1, 2001 to record the derivatives associated with the SFEC at fair value. For the year ended December 31, 2002, the

Company recorded net pretax gains in the Company’s consolidated statement of operations of $86.5 million related to the increase in the fair value of the derivatives associated with the SFEC. For the year ended December 31, 2001, the Company recorded net pretax gains in the Company’s consolidated statement of operations of $54.3 million related to the increase in fair value of the derivatives associated with the SFEC subsequent to January 1, 2001.

During 2001, the Company entered into three contracts to cap its interest rate risk exposure on its long-term debt. Two of the contracts cap the Company’s exposure to one-month LIBOR rates on up to $375.0 million of outstanding indebtedness at 7.5%. Another interest rate cap, which caps the Company’s exposure on one-month Eurodollar rates on up to $100.0 million of outstanding indebtedness at 6.625%, expired in October 2002. These interest rate caps qualify for treatment as cash flow hedges in accordance with the provisions of SFAS No. 133, as amended. As such, the effective portion of the gain or loss on the derivative instrument is initially recorded in accumulated other comprehensive income as a separate component of stockholder’s equity and subsequently reclassified into earnings in the period during which the hedged transaction is recognized in earnings. The ineffective portion of the gain or loss, if any, is reported to income (expense) immediately.

12.	DEBT

The Company’s debt and capital lease obligations related to continuing operations at December 31 consist of (amounts in thousands):

	2002	2001

Senior Loan	$213,185	$268,997
Mezzanine Loan	66,000	100,000
Term Loan	60,000	100,000
Capital lease obligations	1,453	—

Total debt	340,638	468,997
Less amounts due within one year	(8,526)	(88,004)

Total long-term debt	$332,112	$380,993

Annual maturities of long-term debt, excluding capital lease obligations, are as follows (amounts in thousands). Note 16 discusses the capital lease obligations in more detail, including annual maturities.

Debt

2003	$8,004
2004	331,181
2005	—
2006	—
2007	—
Years thereafter	—

Total	$339,185

Term Loan

During 2001, the Company entered into a three-year delayed-draw senior term loan (the “Term Loan”) of up to $210.0 million with Deutsche Banc Alex. Brown Inc., Salomon Smith Barney, Inc. and CIBC World Markets Corp. (collectively the “Banks”). Proceeds of the Term Loan were used to finance the construction of Gaylord Palms and the initial construction phases of the Gaylord hotel in Texas as well as for general operating purposes. The Term Loan is primarily secured by the Company’s ground lease interest in Gaylord Palms. At the Company’s option, amounts outstanding under the Term Loan bear interest at the prime interest rate plus 2.125% or the one-month Eurodollar rate plus 3.375%. The terms of the Term Loan required the purchase of interest rate hedges in notional amounts equal to $100.0 million in order to protect against adverse changes in the one-month Eurodollar rate. Pursuant to these agreements, the Company purchased instruments that cap its exposure to the one-month Eurodollar rate at 6.625% as discussed in Note 11. The Term Loan contains provisions that allow the Banks to syndicate the Term Loan, which could result in a change to the terms and structure of the Term Loan, including an increase in interest rates. In addition, the Company is required to pay a commitment fee equal to 0.375% per year of the average unused portion of the Term Loan.

During the first three months of 2002, the Company sold Word’s domestic operations as described in Note 5, which required the prepayment of the Term Loan in the amount of $80.0 million and, accordingly, this amount was classified as due within one year at December 31, 2001. As required by the Term Loan, the Company used $15.9 million of the net cash proceeds, as defined under the Term Loan agreement, received from the sale of the Opry Mills investment described in Note 7 to reduce the outstanding balance of the Term Loan. In addition, the Company used $25.0 million of the net cash proceeds, as defined under the Term Loan agreement, received from the sale of Acuff-Rose Music Publishing to reduce the outstanding balance of the Term Loan. Also during 2002, the Company made a principal payment of approximately $4.1 million under the Term Loan. Net borrowings under the Term Loan for 2002 and 2001 were $85.0 million and $100.0 million, respectively. As of December 31, 2002 and 2001, the Company had outstanding borrowings of $60.0 million and $100.0 million, respectively, under the Term Loan and was required to escrow certain amounts in a completion reserve account for Gaylord Palms. The Company’s ability to borrow additional funds under the Term Loan expired during 2002. However, the lenders could reinstate the Company’s ability to borrow additional funds at a future date.

The terms of the Term Loan required the Company to purchase an interest rate instrument which caps the interest rate paid by the Company. This instrument expired in the fourth quarter of 2002. Due to the expiration of the interest rate instrument, the Company was out of compliance with the terms of the Term Loan. Subsequent to December 31, 2002, the Company entered into the First Amendment to the Mezzanine Loan whereby the lender waived this event of non-compliance as of December 31, 2002 and also removed the requirement to maintain such instruments for the remainder of the term of the loan. The maximum amount available under the Term Loan reduces to $50.0 million in April 2004, with full repayment due in October 2004. Debt repayments under the Term Loan reduce its borrowing capacity and are not eligible to be re-borrowed. The Term Loan requires the Company to maintain certain escrowed cash balances, comply with certain financial covenants, and imposes limitations related to the payment of dividends, the incurrence of debt, the guaranty of liens, and the sale of assets, as well as other customary covenants and restrictions. At December 31, 2002 and 2001, the unamortized balance of the deferred financing costs related to the Term Loan was $2.4 million and $5.6 million, respectively. The weighted average interest rate, including amortization of deferred financing costs, under the Term Loan for 2002 and 2001 was 9.6% and 8.3%, respectively. The weighted average interest rate of 9.6% for 2002 includes 4.5% related to commitment fees and the amortization of deferred financing costs.

Senior Loan and Mezzanine Loan

In 2001, the Company, through wholly owned subsidiaries, entered into two loan agreements, a $275.0 million senior loan (the “Senior Loan”) and a $100.0 million mezzanine loan (the “Mezzanine Loan”) (collectively, the “Nashville Hotel Loans”) with affiliates of Merrill Lynch & Company acting as principal. The Senior Loan is secured by a first mortgage lien on the assets of Gaylord Opryland and is due in 2004. Amounts outstanding under the Senior Loan bear interest at one-month LIBOR plus approximately 1.02%. The Mezzanine Loan, secured by the equity interest in the wholly-owned subsidiary that owns Gaylord Opryland, is due in 2004 and bears interest at one-month LIBOR plus 6.0%. At the Company’s option, the Nashville Hotel Loans may be extended for two additional one-year terms beyond their scheduled maturities, subject to Gaylord Opryland meeting certain financial ratios and other criteria. The Nashville Hotel Loans require monthly principal payments of $0.7 million during their three-year terms in addition to monthly interest payments. The terms of the Senior Loan and the Mezzanine Loan required the purchase of interest rate hedges in notional amounts equal to the outstanding balances of the Senior Loan and the Mezzanine Loan in order to protect against adverse changes in one-month LIBOR. Pursuant to these agreements, the Company has purchased instruments that cap its exposure to one-month LIBOR at 7.5% as discussed in Note 11. The Company used $235.0 million of the proceeds from the Nashville Hotel Loans to refinance the Interim Loan discussed below. At closing, the Company was required to escrow certain amounts, including $20.0 million related to future renovations and related capital expenditures at Gaylord Opryland. The net proceeds from the Nashville Hotel Loans after refinancing of the Interim Loan and paying required escrows and fees were approximately $97.6 million. At December 31, 2002 and 2001, the unamortized balance of the deferred financing costs related to the Nashville Hotel Loans was $7.3 million and $13.8 million, respectively. The weighted average interest rates for the Senior Loan for 2002 and 2001, including amortization of deferred financing costs, were 4.5% and 6.2%, respectively. The weighted average interest rates for the Mezzanine Loan for 2002 and 2001, including amortization of deferred financing costs, were 10.5% and 12.0%, respectively.

The terms of the Nashville Hotel Loans require that the Company maintain certain escrowed cash balances and comply with certain financial covenants, and impose limits on transactions with affiliates and indebtedness. The financial covenants under the Nashville Hotel Loans are structured such that noncompliance at one level triggers certain cash management restrictions and noncompliance at a second level results in an event of default. Based upon the financial covenant calculations at December 31, 2002 and 2001, the cash management restrictions were in effect which requires that all excess cash flows, as defined, be escrowed and may be used to repay principal amounts owed on the Senior Loan. At December 31, 2002 and December 31, 2001, $0 and $13.9 million, respectively, related to the cash management restrictions is included in restricted cash in the accompanying consolidated balance sheets. During 2002, the Company negotiated certain revisions to the financial covenants under the Nashville Hotel Loans and the Term Loan. After these revisions, the Company was in compliance with the covenants under the Nashville Hotel Loans and the covenants under the Term Loan in which the failure to comply would result in an event of default at December 31, 2002 and 2001. There can be no assurance that the Company will remain in compliance with the covenants that would result in an event of default under the Nashville Hotel Loans or the Term Loan. The Company believes it has certain other possible alternatives to reduce borrowings outstanding under the Nashville Hotel Loans which would allow the Company to remedy any event of default. Any event of noncompliance that results in an event of default under the Nashville Hotel Loans or the Term Loan would enable the lenders to demand payment of all outstanding amounts, which would have a material adverse effect on the Company’s financial position, results of operations and cash flows.

During the second quarter of 2002, like other companies in the hospitality industry, the Company was notified by the insurers providing its property and casualty insurance that policies issued upon renewal would no longer include coverage for terrorist acts. As a result, the servicer for the Senior Loan notified the Company in May of 2002 that it believed the lack of insurance covering terrorist acts and certain related matters did constitute an event of default under the terms of that credit facility. Although coverage for terrorist acts was never specifically required as part of the required property and casualty coverage, the Company determined to resolve this issue by obtaining coverage for terrorist acts. The Company has obtained coverage in an amount equal to the outstanding balance of the Senior Loan. During the third quarter of 2002, the Company received notice from the servicer that any previous existing defaults were cured and coverage in an amount equal to the outstanding balance of the loan satisfied the requirements of the Senior Loan. The servicer has reserved the right to impose additional insurance requirements if there is a change in, among other things, the availability or cost of terrorism insurance coverage, the risk of terrorist activity, or legislation affecting the rights of lenders to require borrowers to maintain terrorism insurance. Based upon the Company’s curing any default which may have existed, this debt continues to be classified as long-term in the accompanying consolidated balance sheets.

Interim Loan

During 2000, the Company entered into a six-month $200.0 million interim loan agreement (the “Interim Loan”) with Merrill Lynch Mortgage Capital, Inc. During 2000, the Company utilized $83.2 million of the proceeds from the Interim Loan to prepay the remaining contract payments required by the SFEC discussed in Note 10. During 2001, the Company increased the borrowing capacity under the Interim Loan to $250.0 million. The Company used $235.0 million of the proceeds from the Nashville Hotel Loans discussed previously to refinance the Interim Loan during March 2001. The Interim Loan required a commitment fee of 0.375% per year on the average unused portion of the Interim Loan and a contingent exit fee of up to $4.0 million, depending upon Merrill Lynch’s involvement in the refinancing of the Interim Loan. The Company recognized a portion of the exit fee as interest expense in the accompanying 2000 consolidated statement of operations. Pursuant to the terms of the Nashville Hotel Loans discussed previously, the contingencies related to the exit fee were removed and no payment of these fees was required.

1997 Credit Facility

In August 1997, the Company entered into a revolving credit facility (the “1997 Credit Facility”) and utilized the proceeds to retire outstanding indebtedness. The Company utilized $394.1 million of the net proceeds from the SFEC in 2000 to repay all outstanding indebtedness under the 1997 Credit Facility as discussed in Note 10. As a result of the SFEC, the 1997 Credit Facility was terminated.

Accrued interest payable at December 31, 2002 and 2001 was $0.6 million and $1.1 million, respectively, and is included in accounts payable and accrued liabilities in the accompanying consolidated balance sheets.

13.	INCOME TAXES

The provision (benefit) for income taxes from continuing operations consists of the following (amounts in thousands):

	2002	2001	2000

CURRENT:
Federal	$—	$—	$(326)
State	1,336	(32)	304

Total current provision (benefit)	1,336	(32)	(22)

DEFERRED:
Federal	32	(8,657)	(51,796)
State	(1,393)	(453)	(513)

Total deferred benefit	(1,361)	(9,110)	(52,309)
Effect of tax law change	1,343	—	—

Total provision (benefit) for income taxes	$1,318	$(9,142)	$(52,331)

The tax benefits associated with the exercise of stock options during the years ended 2002, 2001, and 2000 were $27,700, $0.7 million and $1.0 million, respectively, and are reflected as an increase in additional paid-in capital in the accompanying consolidated statements of stockholders’ equity.

During 2002, the Tennessee legislature increased the corporate income tax rate from 6% to 6.5%. As a result, the Company increased the deferred tax liability by $1.3 million and increased 2002 tax expense by $1.3 million.

The effective tax rate as applied to pretax income (loss) from continuing operations differed from the statutory federal rate due to the following:

	2002	2001	2000

U.S. federal statutory rate	35%	35%	35%
State taxes, (net of federal tax benefit and change in valuation allowance)	—	2	—
Effective tax law change	7	—	—
Previously accrued income taxes	(37)	16	(1)
Other	5	(6)	(1)

	10%	47%	33%

Provision is made for deferred federal and state income taxes in recognition of certain temporary differences in reporting items of income and expense for financial statement purposes and income tax purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31 are as follows (amounts in thousands):

	2002	2001

DEFERRED TAX ASSETS:
Accounting reserves and accruals	$20,553	$23,438
Defined benefit plan	8,360	2,704
Goodwill and other intangibles	5,149	4,082
Investments in stock & partnerships	4,681	11,944
Forward exchange contract	28,111	17,524
Net operating loss carryforwards	15,296	107,236
Tax credits & other carryforwards	7,085	6,417
Other assets	540	2,415

Total deferred tax assets	89,775	175,760
Valuation allowance	(11,403)	(10,703)

Total deferred tax assets, net of allowance	78,372	165,057

DEFERRED TAX LIABILITIES:
Property and equipment, net	72,085	65,425
Investments in stock & derivatives	227,379	207,156
Other liabilities	2,727	7,637

Total deferred tax liabilities	302,191	280,218

Net deferred tax liabilities	$223,819	$115,161

At December 31, 2002, the Company had federal net operating loss carryforwards of $4.8 million which will begin to expire in 2020. In addition, the Company had federal minimum tax credits of $5.4 million that will not expire and other federal tax credits of $0.3 million that will begin to expire in 2018. State net operating loss carryforwards at December 31, 2002 totaled $306.8 million and will expire between 2003 and 2017. Foreign net operating loss carryforwards at December 31, 2002 totaled $2.5 million and will expire between 2010 and 2012. The use of certain state and foreign net operating losses and other state and foreign deferred tax assets are limited to the future taxable earnings of separate legal entities. As a result, a valuation allowance has been provided for certain state and foreign deferred tax assets, including loss carryforwards. The change in valuation allowance was $(0.7) million, $(0.7) million and $(5.7) million in 2002, 2001 and 2000, respectively. Based on the expectation of future taxable income, management believes that it is more likely than not that the results of operations will generate sufficient taxable income to realize the deferred tax assets after giving consideration to the valuation allowance.

Deferred income taxes resulting from the unrealized gain on the investment in the Viacom Stock were $11.4 million at December 31, 2000 and were reflected as a reduction in stockholders’ equity. Effective January 1, 2001, the Company reclassified its investment in the Viacom Stock from available-for-sale to trading as defined by SFAS No. 115, which required the recognition of a deferred tax provision of $11.4 million for the year ended December 31, 2001. These amounts are reflected in the accompanying consolidated statement of operations for the year ended December 31, 2002.

During the years ended 2002, 2001 and 2000, the Company recognized provision (benefits) of $(4.9) million, $(3.2) million and $1.1 million, respectively, related to the settlement of certain federal income tax issues with the Internal Revenue Service as well as the closing of open tax years for federal and state tax purposes. The Company reached a $2.0 million partial settlement of Internal Revenue Service audits of the Company’s 1996-1997 tax returns during 2001. The Company reached a final settlement for the 1996 through 1998 years in 2002 with a net cash payment of $0.1 million. During the second quarter of 2002, the Company received an income tax refund of $64.6 million in cash from the U.S. Department of Treasury as a result of the net operating losses carry-back provisions of the Job Creation and Worker Assistance Act of 2002. Net cash refunds for income taxes were approximately $63.2 million, $21.7 million and $18.5 million in 2002, 2001 and 2000, respectively.

14.	STOCKHOLDERS’ EQUITY

Holders of common stock are entitled to one vote per share. During 2000, the Company’s Board of Directors voted to discontinue the payment of dividends on its common stock.

15.	STOCK PLANS

At December 31, 2002 and 2001, 3,241,037 and 3,053,737 shares, respectively, of the Company’s common stock were reserved for future issuance pursuant to the exercise of stock options under the stock option and incentive plan. Under the terms of this plan, stock options are granted with an exercise price equal to the fair market value at the date of grant and generally expire ten years after the date of grant. Generally, stock options granted to non-employee directors are exercisable immediately, while options granted to employees are exercisable two to five years from the date of grant. The Company accounts for this plan under APB Opinion No. 25 and related interpretations, under which no compensation expense for employee and non-employee director stock options has been recognized.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2002, 2001 and 2000, respectively: risk-free interest rates of 4.1%, 4.7% and 6.4%; expected volatility of 33.1%, 34.2% and 30.2%; expected lives of 4.3, 5.4 and 7.3 years; expected dividend rates of 0% for all years. The weighted average fair value of options granted was $8.16, $10.10 and $12.83 in 2002, 2001 and 2000, respectively.

The plan also provides for the award of restricted stock. At December 31, 2002 and 2001, awards of restricted stock of 86,025 and 109,867 shares, respectively, of common stock were outstanding. The market value at the date of grant of these restricted shares was recorded as unearned compensation as a component of stockholders’ equity. Unearned compensation is amortized and expensed over the vesting period of the restricted stock.

Stock option awards available for future grant under the stock plan at December 31, 2002 and 2001 were 956,181 and 1,177,345 shares of common stock, respectively. Stock option transactions under the plans are summarized as follows:

	2002		2001		2000

		Weighted		Weighted		Weighted
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	3,053,737	$26.60	2,352,712	$26.38	2,604,213	$25.74
Granted	635,475	24.26	1,544,600	25.35	749,700	26.65
Exercised	(29,198)	22.63	(203,543)	11.44	(178,335)	10.36
Canceled	(418,977)	26.33	(640,032)	27.59	(822,866)	28.10

Outstanding at end of year	3,241,037	$26.21	3,053,737	$26.60	2,352,712	$26.38

Exercisable at end of year	1,569,697	$27.27	1,235,324	$27.39	1,138,681	$24.18

A summary of stock options outstanding at December 31, 2002 is as follows:

				Weighted
	Weighted			Average
Option	Average		Number of	Remaining
Exercise Price	Exercise	Number of	Shares	Contractual
Range	Price	Shares	Exercisable	Life

$18.55 – 22.00	$20.64	258,545	110,420	6.4 YEARS
22.01 – 26.00	24.39	1,271,230	392,330	7.6 YEARS
26.01 – 30.00	27.67	1,456,096	854,446	6.8 YEARS
30.01 – 34.00	32.51	255,166	212,501	5.4 YEARS

$18.55 – 34.00	$27.27	3,241,037	1,569,697	7.0 YEARS

The Company has an employee stock purchase plan whereby substantially all employees are eligible to participate in the purchase of designated shares of the Company’s common stock at a price equal to the lower of 85% of the closing price at the beginning or end of each quarterly stock purchase period. The Company issued 14,753, 11,965 and 13,666 shares of common stock at an average price of $17.47, $18.27 and $21.19 pursuant to this plan during 2002, 2001 and 2000, respectively.

16.	COMMITMENTS AND CONTINGENCIES

Capital leases

During 2002, the Company entered into three capital leases. There were no capital leases in effect at December 31, 2001. In the accompanying consolidated balance sheet, the following amounts of assets under capitalized lease agreements are included in property and equipment and other long-term assets and the related obligations are included in debt (amounts in thousands):

2002

Property and equipment	$1,965
Other long-term assets	412
Accumulated depreciation	(144)

Net assets under capital leases in property and equipment	$2,233

Current lease obligations	$522
Long-term lease obligations	931

Capital lease obligations	$1,453

Operating leases

Rental expense related to continuing operations for operating leases was $13.1 million, $2.7 million and $2.6 million for 2002, 2001 and 2000, respectively. The increase in 2002 is related to the operating land lease for Gaylord Palms as discussed below. Of the $13.2 million of rental expense for 2002, $6.5 million relates to non-cash lease expense as discussed below.

Future minimum cash lease commitments under all noncancelable leases in effect for continuing operations at December 31, 2002 are as follows (amounts in thousands):

	Capital Leases	Operating Leases

2003	$560	$6,150
2004	741	5,641
2005	178	4,661
2006	89	3,370
2007	—	3,466
Years thereafter	—	683,099

Total minimum lease payments	1,568	$706,387

Less amount representing interest	(115)

Total present value of minimum payments	1,453
Less current portion of obligations	(522)

Long-term obligations	$931

The Company entered into a 75-year operating lease agreement during 1999 for 65.3 acres of land located in Osceola County, Florida for the development of Gaylord Palms. The lease requires annual lease payments of approximately $0.9 million until the completion of construction in 2002, at which point the annual lease payments increased to approximately $3.2 million. The lease agreement provides for a 3% escalation of base rent each year beginning five years after the opening of Gaylord Palms. As required by SFAS No. 13, and related interpretations, the terms of this lease require that the Company recognize lease expense on a straight-line basis, which resulted in an annual lease expense of approximately $9.8 million for 2002, including approximately $6.5 million of non-cash expenses during 2002. The Company is currently attempting to renegotiate certain terms of the lease in an attempt to more closely align the economic cost of the lease with the impact on the Company’s results of operations. At the end of the 75-year lease term, the Company may extend the operating lease to January 31, 2101, at which point the buildings and fixtures will be transferred to the lessor. The Company also records contingent rentals based upon net revenues associated with the Gaylord Palms operations. The Company recorded $0.6 million of contingent rentals related to the Gaylord Palms subsequent to its January 2002 opening.

Other commitments

The Company was notified during 1997 by Nashville governmental authorities of an increase in the appraised value and property tax rates related to Gaylord Opryland resulting in an increased tax assessment. The Company contested the increases and was awarded a partial reduction in the assessed values. During the year ended December 31, 2000, the Company recognized a pretax charge to operations of $1.1 million for the resolution of the property tax dispute.

During 1999, the Company entered into a 20-year naming rights agreement related to the Nashville Arena with the Nashville Predators. The Nashville Arena has been renamed the Gaylord Entertainment Center as a result of the agreement. The contractual commitment required the Company to pay $2.1 million during the first year of the contract, with a 5% escalation each year for the remaining term of the agreement. The Company is accounting for the naming rights agreement expense on a straight-line basis over the 20-year contract period. The Company recognized naming rights expense of $3.4 million for the years ended December 31, 2002, 2001 and 2000, which is included in selling, general and administrative expenses in the accompanying consolidated statements of operations.

The Company has purchased stop-loss coverage in order to limit its exposure to any significant levels of claims relating to workers’ compensation, employee medical benefits and general liability for which it is self-insured.

The Company has entered into employment agreements with certain officers, which provides for severance payments upon certain events, including a change of control.

The Company, in the ordinary course of business, is involved in certain legal actions and claims on a variety of other matters. It is the opinion of management that such legal actions will not have a material effect on the results of operations, financial condition or liquidity of the Company.

17.	RETIREMENT PLANS

Prior to January 1, 2001, the Company maintained a noncontributory defined benefit pension plan in which substantially all of its employees were eligible to participate upon meeting the pension plan’s participation requirements. The benefits were based on years of service and compensation levels. On January 1, 2001 the Company amended its defined benefit pension plan to determine future benefits using a cash balance formula. On December 31, 2000, benefits credited under the plan’s previous formula were frozen. Under the cash formula, each participant had an account which was credited monthly with 3% of qualified earnings and the interest earned on their previous month-end cash balance. In addition, the Company included a “grandfather” clause which assures that the participant will receive the greater of the benefit calculated under the cash balance plan and the benefit that would have been payable if the defined benefit plan had remained in existence. The benefit payable to a vested participant upon retirement at age 65, or age 55 with 15 years of service, is equal to the participant’s account balance, which increases based upon length of service and compensation levels. At retirement, the employee generally receives the balance in the account as a lump sum. The funding policy of the Company is to contribute annually an amount which equals or exceeds the minimum required by applicable law.

The following table sets forth the funded status at December 31 (amounts in thousands):

	2002	2001

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$58,712	$57,608
Service cost	—	2,592
Interest cost	3,964	4,288
Amendments	—	1,867
Actuarial loss (gain)	5,359	(2,763)
Benefits paid	(5,021)	(4,880)
Curtailment	(3,800)	—

Benefit obligation at end of year	59,214	58,712

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year	44,202	52,538
Actual loss on plan assets	(3,870)	(6,030)
Employer contributions	1,794	2,574
Benefits paid	(5,021)	(4,880)

Fair value of plan assets at end of year	37,105	44,202

Funded status	(22,109)	(14,510)
Unrecognized net actuarial loss	22,944	14,829
Unrecognized prior service cost	—	3,750
Adjustment for minimum liability	(22,944)	(14,779)

Accrued pension cost	$(22,109)	$(10,710)

Net periodic pension expense reflected in the accompanying consolidated statements of operations included the following components for the years ended December 31 (amounts in thousands):

	2002	2001	2000

Service cost	$—	$2,592	$2,564
Interest cost	3,964	4,288	3,911
Expected return on plan assets	(3,395)	(4,131)	(3,963)
Recognized net actuarial loss	710	169	107
Amortization of prior service cost	—	402	211
Curtailment loss	3,750	—	—

Total net periodic pension expense	$5,029	$3,320	$2,830

The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.0% for 2002, and 7.5% for 2001. The rate of increase in future compensation levels used was 4% and the assumed expected long-term rate of return on plan assets was 8%. Plan assets are invested in a diverse portfolio that primarily consists of equity and debt securities.

The Company also maintains non-qualified retirement plans (the “Non-Qualified Plans”) to provide benefits to certain key employees. The Non-Qualified Plans are not funded and the beneficiaries’ rights to receive distributions under these plans constitute unsecured claims to be paid from the Company’s general assets. At December 31, 2002, the Non-Qualified Plans’ projected benefit obligations and accumulated benefit obligations were $10.3 million.

The Company’s accrued cost related to its qualified and non-qualified retirement plans of $32.4 million and $20.8 million at December 31, 2002 and 2001, respectively, is included in other long-term liabilities in the accompanying consolidated balance sheets. The 2002 increase in the minimum liability related to the Company’s retirement plans resulted in a charge to equity of $7.2 million, net of taxes of $4.7 million. The 2001 increase in the minimum liability related to the Company’s retirement plans resulted in a charge to equity of $7.7 million, net of taxes of $4.9 million. The 2002 and 2001 charges to equity due to the increase in the minimum liability are included in other comprehensive loss in the accompanying consolidated statements of stockholders’ equity.

The Company also has contributory retirement savings plans in which substantially all employees are eligible to participate. The Company contributes an amount equal to the lesser of one-half of the amount of the employee’s contribution or 3% of the employee’s salary. In addition, effective January 1, 2002, the Company contributes 2% to 4% of the employee’s salary, based upon the Company’s financial performance. Company contributions under the retirement savings plans were $3.8 million, $1.5 million and $1.6 million for 2002, 2001 and 2000, respectively.

Effective December 31, 2001, the Company amended its retirement plans and its retirement savings plan whereby the retirement cash balance benefit was frozen and whereby future Company contributions to the retirement savings plan will include 2% to 4% of the employee’s salary, based upon the Company’s financial performance, in addition to the one-half match of the employee’s salary up to a maximum of 3% as described above. As a result of these changes to the retirement plans, the Company recorded a pretax charge to operations of $5.7 million in the first quarter of 2002 related to the write-off of unamortized prior service cost in accordance with SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and related interpretations.

18.	POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

The Company sponsors unfunded defined benefit postretirement health care and life insurance plans for certain employees. The Company contributes toward the cost of health insurance benefits and contributes the full cost of providing life insurance benefits. In order to be eligible for these postretirement benefits, an employee must retire after attainment of age 55 and completion of 15 years of service, or attainment of age 65 and completion of 10 years of service. The Company’s Benefits Trust Committee determines retiree premiums.

The following table reconciles the change in benefit obligation of the postretirement plans to the accrued postretirement liability as reflected in other liabilities in the accompanying consolidated balance sheets at December 31 (amounts in thousands):

	2002	2001

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year	$13,665	$12,918
Service cost	306	688
Interest cost	1,353	946
Actuarial loss	862	—
Contributions by plan participants	142	101
Benefits paid	(987)	(988)
Remeasurements	9,054	—
Amendments	(4,673)	—

Benefit obligation at end of year	19,722	13,665
Unrecognized net actuarial gain	4,406	13,038

Accrued postretirement liability	$24,128	$26,703

Net postretirement benefit expense reflected in the accompanying consolidated statements of operations included the following components for the years ended December 31 (amounts in thousands):

	2002	2001	2000

Service cost	$306	$688	$736
Interest cost	1,353	946	923
Curtailment gain	(2,105)	—	—
Recognized net actuarial gain	(1,284)	(826)	(811)

Net postretirement benefit expense	$(1,730)	$808	$848

The health care cost trend is projected to be 10.75% in 2003, declining each year thereafter to an ultimate level trend rate of 5.5% per year for 2009 and beyond. The health care cost trend rates are not applicable to the life insurance benefit plan. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, a 1% increase in the assumed health care cost trend rate each year would increase the accumulated postretirement benefit obligation as of December 31, 2002 by approximately 9% and the aggregate of the service and interest cost components of net postretirement benefit expense would increase approximately 10%. Conversely, a 1% decrease in the assumed health care cost trend rate each year would decrease the accumulated postretirement benefit obligation as of December 31, 2002 by approximately 8% and the aggregate of the service and interest cost components of net postretirement benefit expense would decrease approximately 10%. The weighted-average discount rate used in determining the accumulated postretirement benefit obligation was 7.0% for 2002 and 7.5% for 2001.

The Company amended the plans effective December 31, 2001 such that only active employees whose age plus years of service total at least 60 and who have at least 10 years of service as of December 31, 2001 remain eligible. The amendment and curtailment of the plans were recorded in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, and related interpretations.

19.	GOODWILL AND INTANGIBLES

The transitional provisions of SFAS No. 142 require the Company to perform an assessment of whether goodwill is impaired as of the beginning of the fiscal year in which the statement is adopted. Under the transitional provisions of SFAS No. 142, the first step is for the Company to evaluate whether the reporting unit’s carrying amount exceeds its fair value. If the reporting unit’s carrying amount exceeds it fair value, the second step of the impairment test must be completed. During the second step, the Company must compare the implied fair value of the reporting unit’s goodwill, determined by allocating the reporting unit’s fair value to all of its assets and liabilities in a manner similar to a purchase price allocation in accordance with SFAS No. 141, to its carrying amount.

The Company completed the transitional goodwill impairment reviews required by SFAS No. 142 during the second quarter of 2002. In performing the impairment reviews, the Company estimated the fair values of the reporting units using a present value method that discounted estimated future cash flows. Such valuations are sensitive to assumptions associated with cash flow growth, discount rates and capital rates. In performing the impairment reviews, the Company determined one reporting unit’s goodwill to be impaired. Based on the estimated fair value of the reporting unit, the Company impaired the recorded goodwill amount of $4.2 million associated with the Radisson Hotel at Opryland in the hospitality segment. The circumstances leading to the goodwill impairment assessment for the Radisson Hotel at Opryland primarily relate to the effect of the September 11, 2001 terrorist attacks on the hospitality and tourism industries. In accordance with the provisions of SFAS No. 142, the Company has reflected the impairment charge as a cumulative effect of a change in accounting principle in the amount of $2.6 million, net of tax benefit of $1.6 million, as of January 1, 2002 in the accompanying consolidated statements of operations.

The Company performed the annual impairment review on all goodwill at December 31, 2002 and determined that no further impairment, other than the goodwill impairment of the Radisson Hotel at Opryland as discussed above, would be required during 2002.

The changes in the carrying amounts of goodwill by business segment for the twelve months ended December 31, 2002 are as follows (amounts in thousands):

	Balance as of	Transitional	Balance as of
	December 31,	Impairment	December 31,
	2001	Losses	2002

Hospitality	$4,221	$(4,221)	$—
Attractions	6,915	—	6,915
Corporate and other	—	—	—

Total	$11,136	$(4,221)	$6,915

The following table presents a reconciliation of net income and income per share assuming the nonamortization provisions of SFAS No. 142 were applied during the years ended December 31 (amounts in thousands, except per share data):

	2002	2001	2000

Reported net income (loss)	$95,144	$(47,796)	$(156,056)
Add back: Goodwill amortization, net of tax	—	1,360	4,556

Adjusted net income (loss)	$95,144	$(46,436)	$(151,500)

Basic earnings (loss) per share
Reported net income (loss)	$2.82	$(1.42)	$(4.67)
Add back: Goodwill amortization, net of tax	—	0.04	0.14

Adjusted net income (loss)	$2.82	$(1.38)	$(4.53)

Diluted earnings (loss) per share
Reported net income (loss)	$2.82	$(1.42)	$(4.67)
Add back: Goodwill amortization, net of tax	—	0.04	0.14

Adjusted net income (loss)	$2.82	$(1.38)	$(4.53)

The above goodwill amortization during 2000 includes $4.1 million of amortization related to the acquisitions for Gaylord Digital as discussed in Note 6.

The Company also reassessed the useful lives and classification of identifiable finite-lived intangible assets and determined the lives of these intangible assets to be appropriate. The carrying amount of amortized intangible assets in continuing operations, including the intangible assets related to benefit plans, was $2.4 million and $6.7 million at December 31, 2002 and 2001, respectively. The decrease in intangible assets during 2002 is primarily related to the reclassification of the intangible asset related to the benefit plan as discussed in Note 17. The related accumulated amortization of intangible assets in continuing operations was $445,000 and $387,000 at December 31, 2002 and 2001, respectively. The amortization expense related to intangibles from continuing operations during the twelve months ended December 31, 2002 and 2001 was $58,000 and $59,000, respectively. The estimated amounts of amortization expense for the next five years are equivalent to $58,000 per year.

20.	FINANCIAL REPORTING BY BUSINESS SEGMENTS

The following information (amounts in thousands) from continuing operations is derived directly from the segments’ internal financial reports used for corporate management purposes. The Company has revised its reportable segments during the first quarter of 2003 due to the Company’s decision to divest of the Radio Operations.

	Year ended	Year ended	Year ended
	December 31,	December 31,	December 31,
	2002	2001	2000

REVENUES:
Hospitality	$339,380	$228,712	$237,260
Attractions	65,600	67,064	69,283
Corporate and other	272	290	64

Total	$405,252	$296,066	$306,607

DEPRECIATION AND AMORTIZATION:
Hospitality	$44,924	$25,593	$24,447
Attractions	5,778	6,270	13,955
Corporate and other	5,778	6,542	6,257

Total	$56,480	$38,405	$44,659

OPERATING INCOME (LOSS):
Hospitality	$25,972	$34,270	$45,478
Attractions	1,596	(5,010)	(44,413)
Corporate and other	(42,111)	(40,110)	(38,187)
Preopening costs	(8,913)	(15,927)	(5,278)
Gain on sale of assets	30,529	—	—
Impairment and other charges	—	(14,262)	(75,660)
Restructuring charges	17	(2,182)	(12,952)

Total	$7,090	$(43,221)	$(131,012)

IDENTIFIABLE ASSETS:
Hospitality	$1,056,434	$947,646	$660,289
Attractions	85,530	90,912	101,521
Corporate and other	1,032,809	998,916	899,949
Discontinued operations	17,423	140,170	269,046

Total	$2,192,196	$2,177,644	$1,930,805

The following table represents the capital expenditures for continuing operations by segment for the years ended December 31 (amounts in thousands).

	2002	2001	2000

CAPITAL EXPENDITURES:
Hospitality	$170,522	$277,643	$201,720
Attractions	3,285	2,471	6,973
Corporate and other	11,842	807	8,168

Total	$185,649	$280,921	$216,861

21.	SUBSEQUENT EVENTS

The Company has revised its reportable segments during the first quarter of 2003 due to the Company’s decision to dispose of WSM-FM and WWTN(FM). During the first quarter of 2003, the Company committed to a plan of disposal of the Radio Operations. Subsequent to committing to a plan of disposal during the first quarter, the Company, through a wholly-owned subsidiary, entered into an agreement to sell the assets primarily used in the operations of WSM-FM and WWTN(FM) to Cumulus in exchange for approximately $62.5 million in cash. In connection with this agreement, the Company also entered into a local marketing agreement with Cumulus pursuant to which, from April 21, 2003 until the closing of the sale of the assets, the Company, for a fee, made available to Cumulus substantially all of the broadcast time on WSM-FM and WWTN(FM). In turn, Cumulus provided programming to be broadcast during such broadcast time and collected revenues from the advertising that it sold for broadcast during this programming time. On July 21, 2003, the Company finalized the sale of WSM-FM and WWTN(FM) for approximately $62.5 million. At the time of the sale, net proceeds of approximately $50 million were placed in an escrow account for completion of the Texas hotel. Concurrently, the Company also entered into a joint sales agreement with Cumulus for WSM-AM in exchange for $2.5 million in cash. The Company will continue to own and operate WSM-AM, and under the terms of the joint sales agreement with Cumulus, Cumulus will be responsible for all sales of commercial advertising on WSM-AM and provide certain sales promotion, billing and collection services relating to WSM-AM, all for a specified commission. The joint sales agreement has a term of five years.

As announced on August 5, 2003, the Company has entered into a definitive Agreement and Plan of Merger to acquire ResortQuest International, Inc (“ResortQuest”) in a tax-free stock-for-stock merger. ResortQuest, which is based in Destin, Florida, is the largest vacation rental property manager in the United States. ResortQuest will continue to operate as a separate brand led by its existing senior management team. Under the terms of the definitive merger agreement, the ResortQuest stockholders will receive 0.275 shares of Gaylord common stock for each outstanding share of ResortQuest common stock. ResortQuest will become a wholly-owned subsidiary of the Company and ResortQuest stockholders will own approximately 14% of the outstanding shares of the Company after the merger. The acquisition is expected to close in early 2004, and is subject to regulatory review, approval by ResortQuest’s lenders, approval by the respective stockholders of both the Company and ResortQuest and certain other customary conditions.

As part of this transaction and during the period prior to closing, the Company and ResortQuest entered into a subordinated loan and reimbursement agreement pursuant to which the Company agreed to provide ResortQuest with a non-revolving line of credit of up to $10.0 million. This line of credit, which will bear interest at 10.5% per annum, is unsecured and subordinated to ResortQuest’s senior notes and credit facility and will be used by ResortQuest for general working capital purposes. The Company also provided an unconditional and irrevocable letter of credit in the amount of $5.0 million to ResortQuest’s former credit card processor on behalf of ResortQuest. Any amounts drawn on the letter of credit by the processor are automatically deemed advances to ResortQuest by the Company under the terms and conditions of the subordinated loan and reimbursement agreement. As a result, amounts owed to the Company by ResortQuest may be as much as $15.0 million, $10.0 million under the line of credit and $5.0 million as a result of draws on the letter of credit. In addition, pursuant to the merger agreement, the merger is conditioned on the payment of ResortQuest’s indebtedness under its credit facility. ResortQuest was also required, as a result of entering into the merger agreement, to offer to repurchase its senior notes. Accordingly, the Company expects to retire the indebtedness of ResortQuest under its credit facility and senior notes in connection with consummation of the merger by incurring additional debt financing.

Gaylord is a party to the lawsuit styled Nashville Hockey Club Limited Partnership v. Gaylord Entertainment Company, Case No. 03-1474, now pending in the Chancery Court for Davidson County, Tennessee. In its complaint for breach of contract, Nashville Hockey Club Limited Partnership alleges that Gaylord failed to honor its payment obligation under a Naming Rights Agreement for the multi-purpose arena in Nashville known as the Gaylord Entertainment Center. Specifically, Plaintiff alleges that Gaylord failed to make a semi-annual payment to Plaintiff in the amount of $1,186,565.50 when due on January 1, 2003. Gaylord contends that it made the payment due under the Naming Rights Agreement by way of set off against obligations owed by Plaintiff to CCK Holdings, LLC (“CCK”) (a wholly owned consolidated subsidiary of the Company) under a “put option” CCK exercised pursuant to the Partnership Agreement between CCK and Plaintiff. CCK has assigned the proceeds of its put option to Gaylord. Gaylord is vigorously contesting this case by filing an answer and counterclaim denying any liability to Plaintiff, specifically alleging that all payments due to Plaintiff under the Naming Rights Agreement have been paid in full and asserting a counterclaim for amounts owing on the put option under the Partnership Agreement. Gaylord will continue to vigorously assert its rights in this litigation. The case has not progressed beyond the initial pleading stage. No discovery has yet been taken.

As discussed in the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC in March 2003, the Company restated its historical financial statements for 2000, 2001 and the first nine months of 2002 to reflect certain non-cash changes, which resulted primarily from a change to the Company’s income tax accrual and the manner in which the Company accounted for its investment in the Nashville Predators. The Company has been advised by the Securities and Exchange Commission (the “SEC”) Staff that it is conducting a formal investigation into the financial results and transactions that were the subject of the restatement by the Company. The Company has been cooperating with the SEC staff and intends to continue to do so. Although the Company cannot predict the ultimate outcome of the investigation, the Company does not currently believe that the investigation will have a material adverse effect on the Company’s financial condition or results of operations.

22.	QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is selected unaudited quarterly financial data for the fiscal years ended December 31, 2002 and 2001 (amounts in thousands, except per share data).

The sum of the quarterly per share amounts may not equal the annual totals due to rounding.

	2002

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$99,657	$95,937	$100,421	$109,237
Depreciation and amortization	15,230	12,762	13,933	14,555
Operating income (loss)	(15,671)	8,749	18,294	(4,282)
Income (loss) of continuing operations before income taxes, discontinued operations and accounting change	(10,627)	2,869	26,617	(5,582)
Provision (benefit) for income taxes	(4,094)	(1,584)	7,283	(287)
Income (loss) of continuing operations before discontinued operations	(6,533)	4,453	19,334	(5,295)
Gain from discontinued operations, net of taxes	958	1,425	80,710	2,664
Cumulative effect of accounting change	(2,572)	—	—	—
Net income (loss)	(8,147)	5,878	100,044	(2,631)
Net income (loss) per share	(0.24)	0.17	2.96	(0.08)
Net income (loss) per share – assuming dilution	(0.24)	0.17	2.96	(0.08)

During the second quarter of 2002, the Company sold its partnership share of the Opry Mills partnership to certain affiliates of The Mills Corporation for approximately $30.8 million in cash proceeds upon the disposition. The Company deferred approximately $20.0 million of the gain representing the estimated present value of the continuing land lease interest between the Company and the Opry Mills partnership at June 30, 2002. The Company recognized the remainder of the proceeds, net of certain transaction costs, as a gain of approximately $10.6 million during the second quarter of 2002.

Also during the second quarter of 2002, the Company adopted a plan of restructuring to streamline certain operations and duties. Accordingly, the Company recorded a pretax restructuring charge of $1.1 million related to employee severance costs and other employee benefits. The second quarter 2002 restructuring charge was offset by a reversal of $1.1 million of the fourth quarter 2001 restructuring charge.

During the third quarter of 2002, the Company sold its interest in the land lease discussed above in relation to the sale of the Opry Mills partnership and recognized the remaining $20.0 million deferred gain, less certain transaction costs.

During the third quarter of 2002, the Company finalized the sale of Acuff-Rose Music Publishing to Sony/ATV Music Publishing for approximately $157.0 million in cash. The

Company recognized a pretax gain of $130.6 million during the third quarter of 2002 related to the sale in discontinued operations. The gain on the sale of Acuff-Rose Music Publishing is recorded in the income from discontinued operations in the consolidated statement of operations.

	2001

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenues	$78,551	$68,077	$67,163	$82,275
Depreciation and amortization	9,526	9,703	9,594	9,582
Operating loss	(3,205)	(17,294)	(8,705)	(14,017)
Income (loss) of continuing operations before income taxes, discontinued operations and accounting change	27,046	(3,067)	(39,095)	(4,191)
Provision (benefit) for income taxes	8,569	(1,294)	(15,042)	(1,375)
Income (loss) of continuing operations before discontinued operations	18,477	(1,773)	(24,053)	(2,816)
Loss from discontinued operations, net of taxes	(7,278)	(2,155)	(19,546)	(19,854)
Cumulative effect of accounting change	11,202	—	—	—
Net income (loss)	22,401	(3,928)	(43,599)	(22,670)
Net income (loss) per share	0.67	(0.12)	(1.30)	(0.67)
Net income (loss) per share – assuming dilution	0.67	(0.12)	(1.30)	(0.67)

During the second quarter of 2001, the Company recognized pretax impairment and other charges of $11.4 million. Also during the second quarter of 2001, the Company recorded a reversal of $2.3 million of the restructuring charges originally recorded during the fourth quarter of 2000.

During the fourth quarter of 2001, the Company recognized a pretax loss of $2.9 million from continuing operations representing impairment and other charges and pretax restructuring charges from continuing operations of $5.8 million offset by a pretax reversal of restructuring charges of $1.4 million originally recorded during the fourth quarter of 2000.

Item 7.       Financial Statements and Exhibits

(c)	Exhibits

23.1	Consent of Ernst & Young LLP.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAYLORD ENTERTAINMENT COMPANY

Date: September 18, 2003	By:	/s/ David C. Kloeppel
		Name:	David C. Kloeppel
		Title:	Executive Vice President and CFO

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Ernst & Young LLP.